Exhibit 2.5

Execution Version

AGREEMENT AND PLAN OF MERGER

made and entered into as of August 12, 2021,

by and among

CASTELLUM, INC.,

KC HOLDINGS COMPANY, INC.,

SPECIALTY SYSTEMS, INC.,

AND

THE STOCKHOLDERS NAMED HEREIN

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ii

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EXHIBITS

Schedule A – Sample Statement

Schedule B – Closing Merger Consideration Allocation and Taxable “Boot” Allocation Methodology

Schedule 3.1(a)(ix) – Consents

Exhibit A	Stockholder Consent and Agreement
Exhibit B-1	Certificate of Merger
Exhibit B-2	Articles of Merger
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Stockholder Employment Agreement
Exhibit E	Form of Employment Agreement
Exhibit F	Form of Kaunitz Note
Exhibit G	Form of Escrow Agreement
Exhibit H	Pro Rata Share

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with the Schedules and Exhibits attached hereto, herein referred to as this “Agreement”), dated as of August 12, 2021 (the “Closing Date”), by and among Castellum, Inc., a Nevada corporation (the “Surviving Entity”), KC Holdings Company, Inc., a Delaware corporation (“Holdco”), Specialty Systems, Inc., a New Jersey corporation and wholly-owned subsidiary of Holdco (the “Company”) and Emil Kaunitz (“Kaunitz”) and William Cabey (“Cabey” and together with Kaunitz, the “Stockholders”). Capitalized terms used in this Agreement are defined or otherwise referenced in Section 7.1 of this Agreement.

W I T N E S E T H:

A.       Prior to the Pre-Closing Reorganization (as defined below), the Stockholders were the record and beneficial owners of 100% of the issued and outstanding Company Capital Stock.

B.       Prior to the Closing, the Stockholders (i) contributed all of the Company Capital Stock to Holdco in exchange for a like kind and percentage ownership of shares of capital stock of Holdco (the “Contribution”) and (ii) caused Holdco to make an election on IRS Form 8869 to treat the Company as a “qualified subchapter S subsidiary” of Holdco within the meaning of Section 1361(b)(3) of the Code, effective as of the date of the Contribution (the “QSub Election”). The Contribution and the QSub Election are referred to herein collectively as the “Pre-Closing Reorganization”).

C.       The board of directors of the Surviving Entity has approved the merger of Holdco with and into the Surviving Entity (the “Merger”) pursuant to the Nevada Business Corporation Act (the “NBCA”), upon the terms and subject to the conditions of this Agreement, whereupon, following consummation of the Merger in accordance with the terms and subject to the conditions set forth herein, Holdco shall cease to exist, the Surviving Entity shall continue to exist, and the Company shall continue as a wholly-owned subsidiary of the Surviving Entity.

D.       The board of directors of each of the Company (the “Company Board”) and Holdco (the “Holdco Board”) have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and the Holdco Board has recommended the adoption of this Agreement and the transactions contemplated by this Agreement to its stockholders, in accordance with the Delaware General Business Corporation Law (the “DGCL”) and upon the terms and subject to the conditions set forth herein.

E.       Simultaneously with the execution and delivery of this Agreement, and as an inducement to the Surviving Entity’s willingness to enter into this Agreement, in accordance with Sections 228(a) and 228(c) of the DGCL, Holdco shall deliver or cause to be delivered a written stockholder consent and agreement substantially in the form of Exhibit A attached hereto (“Stockholder Consent and Agreement”), duly executed by the Stockholders holding sufficient shares of Holdco Capital Stock to constitute the Requisite Approval.

F.       The consideration payable to the Stockholders shall be allocated among the Stockholders in accordance with, and subject to the terms of, this Agreement and Holdco’s Certificate of Incorporation, dated July 15, 2021.

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NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the NBCA, at the Effective Time, (i) Holdco shall be merged with and into the Surviving Entity, whereupon the separate existence of Holdco shall cease, (ii) the Surviving Entity shall continue under the name “Castellum, Inc.” and shall continue to be governed by the laws of the State of Nevada, and (iii) the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties (collectively, the “Corporate Rights”) of the Surviving Entity shall continue in effect and be unimpaired by the Merger, and the Corporate Rights of Holdco shall be merged with and into the Surviving Entity, which shall, as the Surviving Entity, be fully vested therewith.

Section 1.2 Merger Effective Time. At the Closing, the Surviving Entity and the Company shall cause the Certificate of Merger and Articles of Merger for the Merger, in the forms attached hereto as Exhibits B-1 and B-2 (collectively, the “Merger Filings”), to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the DGCL and the NBCA, respectively. The Merger shall become effective on the time set forth in the Merger Filings), such time being referred to herein as the “Effective Time”.

Section 1.3 Certificate of Incorporation; Bylaws; Officers and Directors of the Surviving Entity.

(a)       At the Effective Time, (i) the articles of incorporation of the Surviving Entity, as in effect immediately prior to the Effective Time, shall be and remain the articles of incorporation of the Surviving Entity until altered, amended or repealed as provided in the NBCA; (ii) the bylaws of the Surviving Entity shall be and remain the bylaws of the Surviving Entity, unless and until altered, amended or repealed as provided in the NBCA, the Surviving Entity’s articles of incorporation or such bylaws.

(b)       At the Effective Time, the officers and directors of the Surviving Entity shall be and remain the officers and directors of the Surviving Entity, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the NBCA or the Surviving Entity’s articles of incorporation or bylaws, as applicable.

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Section 1.4 Authorization of the Merger, this Agreement and the Merger Filings. Prior to the execution and delivery of this Agreement, (a) Stockholders holding sufficient shares of Holdco Capital Stock to constitute the Requisite Approval shall execute a Stockholder Consent and Agreement and (b) stockholders holding sufficient shares of the issued and outstanding capital stock of the Surviving Entity and the board of directors of the Surviving Entity shall execute a written consent in lieu of a meeting (“Surviving Entity Approvals”); each of which written consents shall include resolutions approving and adopting the Merger, this Agreement, the applicable Merger Filing and the consummation of the transactions contemplated hereby and thereby, in each case as required by the DGCL or the NBCA, as applicable, and the applicable Party’s Governing Documents.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect of the Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of the Holdco Capital Stock, the Surviving Entity, Holdco, or the Company:

(a)       Treasury Stock. Each share of Holdco Capital Stock that is held by Holdco as treasury stock or otherwise, shall be cancelled for no consideration and shall cease to exist;

(b)       Effect on Holdco Capital Stock in the Merger. Except as provided in Section 2.1(a), the shares of Holdco Capital Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, the following (collectively, the “Merger Consideration”), which shall be allocated among the shares of Holdco Capital Stock in accordance with Schedule B:

(i)       At the Effective Time, the Closing Merger Consideration, to the Stockholders, in accordance with Schedule B; provided that the number of shares of Surviving Entity Common Stock that each Stockholder is to receive shall be rounded down to the nearest whole number of shares of Surviving Entity Common Stock after aggregating all Surviving Entity Common Stock such Stockholder is otherwise entitled to pursuant to this Section 2.1(b);

(ii)       When, and if released, the Indemnity Escrow Amount, to the Stockholders in accordance with each Stockholder’s Pro Rata Share; and

(iii)       When and if earned, the Earnout Payment, to the Stockholders in accordance with each Stockholder’s Pro Rata Share.

(c)       Effect on Surviving Entity Capital Stock. Each issued and outstanding share of the common stock of the Surviving Entity as of immediately prior to the Effective Time shall remain unchanged and continue to remain outstanding immediately after the Effective Time.

Section 2.2 No Dissenting Shares. Prior to the Closing, each Stockholder has waived any and all demand, appraisal, and payment rights with respect to any Holdco Capital Stock under Section 262 of the DGCL (“Dissenting Shares”), and no payments are required to be made with respect to Dissenting Shares by the Surviving Entity or Holdco.

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Section 2.3 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Holdco of shares of Holdco Capital Stock that were outstanding immediately prior to the Effective Time. If certificates or book-entry shares are presented to the Surviving Entity for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration, as provided for in Section 2.1(b), for each share of Holdco Capital Stock formerly represented by such certificates or bookentry shares. Payment of the Merger Consideration in accordance with the terms of this ARTICLE II, and, if applicable, any unclaimed dividends upon the surrender of certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Holdco Capital Stock formerly represented by such certificates or book-entry shares.

Section 2.4 Closing Consideration Schedule.

(a)       At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Surviving Entity a statement (the “Closing Consideration Schedule”) setting forth its good faith estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), and an estimate of, each as of the close of business on the Closing Date: (i) the Net Working Capital of the Company (the “Estimated Working Capital”); (ii) the Company Indebtedness (the “Estimated Closing Indebtedness Amount”); and (iii) Transaction Expenses (including a list of each person entitled to any Transaction Expenses). The Closing Consideration Schedule shall be prepared in accordance with the Accounting Principles and the Sample Statement. The Closing Consideration Schedule shall be used for the purposes of determining the Closing Cash Consideration. The Company may, at the Company’s option, deliver to the Surviving Entity an updated Closing Consideration Schedule no later than 10:00 a.m., New York City time on the Business Day immediately prior to the Closing.

(b)       The amount of the Closing Cash Consideration shall be calculated using the Estimated Working Capital, Estimated Closing Indebtedness Amount, and the Transaction Expenses set forth in the Closing Consideration Schedule, all in accordance with the definition of “Closing Cash Consideration” set forth in Section 8.1, and subject to a further “true up” adjustment after the Closing pursuant to Section 2.6.

Section 2.5 Closing Date Payments. On the Closing Date, the Surviving Entity shall:

(a)       pay to each applicable recipient, the respective amounts of the Transaction Expenses payable to such recipient, as set forth on the Closing Consideration Schedule;

(b)       pay to each Company Indebtedness obligee, amounts in respect of Company Indebtedness payable to such obligees, as set forth on the Closing Consideration Schedule; provided, however, the Kaunitz Note shall not be paid off on the Closing Date;

(c)       deliver to the Escrow Agent, in accordance with the Escrow Agreement, (i) by wire transfer of immediately available funds, the Indemnity Escrow; and

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(d)       pay to the Stockholders the Closing Cash Consideration, in accordance with Schedule B, to the accounts designated in writing by the Stockholders on the Closing Consideration Schedule;

(e)       deliver to the Stockholders evidence of the request of the book entry Surviving Entity Common Stock representing the Closing Share Consideration; and

(f)       within five (5) Business Days of the Closing Date, deliver to the Stockholders the book entry Surviving Entity Common Stock representing the Closing Share Consideration, in accordance with the Stockholders’ respective Pro Rata Shares.

Section 2.6 Post-Closing Statement and Post-Closing Adjustment.

(a)       Preparation of the Post-Closing Statement. As soon as reasonably practicable after the Closing Date (but not later than sixty (60) days thereafter), the Surviving Entity will prepare and deliver to the Stockholders a post-closing statement of the Company as of the close of business on the Closing Date (the “Post-Closing Statement”), setting forth in reasonable detail Surviving Entity’s good faith calculation of the following, each as of the Effective Time: (i) the Net Working Capital of the Company; and (ii) the aggregate amount of Company Indebtedness (the “Closing Indebtedness Amount”).

(b)       Review of the Post-Closing Statement. The Stockholders may review the Post-Closing Statement and may make inquiries of the Surviving Entity and its Representatives, and the Surviving Entity will make available to the Stockholders, as reasonably requested, all Company Records and other books, work papers, schedules or records of the Surviving Entity or its Representatives relating to the Post-Closing Statement that are within the Surviving Entity’s or the Company’s possession or control. The Post-Closing Statement shall be final, binding and conclusive upon, and deemed accepted by, the Stockholders unless the Stockholders deliver written notice to the Surviving Entity stating any objections thereto (the “Notice of Dispute”) within thirty (30) days after the delivery of the Post-Closing Statement to the Stockholders. The Notice of Dispute shall specify in reasonable detail each item on the Post-Closing Statement that the Stockholders dispute, the reasons for such dispute and the portion of the Post-Closing Statement, if any, which the Stockholders do not dispute. For the avoidance of doubt, the Parties acknowledge and agree that all Post-Closing Statement items not included or specified in such Notice of Dispute shall be final, binding, and conclusive upon, and accepted by, the Parties.

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(c)       Disputes. Disputes between the Surviving Entity and the Stockholders relating to the Post-Closing Statement that are not resolved by the Surviving Entity and the Stockholders within fifteen (15) days after Surviving Entity’s receipt of the Notice of Dispute shall, at the election of either the Surviving Entity or the Stockholders, be referred to the Arbiter for resolution. If, for any reason, the Arbiter is unwilling or unable to serve as the Arbiter and the Surviving Entity and the Stockholders cannot otherwise mutually agree on an alternative independent accounting firm to serve as the Arbiter, then either Party may petition a court of competent jurisdiction to appoint an independent accounting firm to serve as the Arbiter. The Parties shall instruct the Arbiter promptly, but no later than thirty (30) days after accepting its appointment, to (i) resolve all remaining items in dispute set forth in the Notice of Dispute in accordance with the terms and provisions of this Agreement and (ii) render a written report detailing the resolution of each of the remaining disputed items and the resulting calculation of the amounts required to be included in the Final Post-Closing Statement. In rendering its decision, the Arbiter shall (w) not resolve any disputed value at an amount less than the lower of the amounts proposed by Surviving Entity or the Stockholders nor greater than the higher of the amounts proposed by Surviving Entity or the Stockholders, (x) address only the remaining disputed items in the Notice of Dispute (and any items directly affected by changes to such disputed items), (y) except as provided in subclause (x), not consider any undisputed item, or any undisputed component of a disputed item and (z) base its determination solely on presentations by the Surviving Entity and the Stockholders and their respective Representatives, and not on independent review. The Surviving Entity and the Stockholders shall provide copies to one another of all written submissions to the Arbiter and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with, presentations to or other similar communications with the Arbiter. The Arbiter shall have exclusive jurisdiction over, and resort to the Arbiter as provided in this Section 2.6(c) shall be the sole recourse and remedy of the Parties against one another, or any other Person, with respect to any disputes arising out of or relating to the Post-Closing Statement. The Arbiter’s determination, and the Final Post-Closing Statement, shall be conclusive and binding on all of the Parties and shall be enforceable in a court of law, absent fraud or manifest error. The fee of the Arbiter shall be borne fifty percent (50%) by the Stockholders, jointly and not severally, and fifty percent (50%) by the Surviving Entity, unless the Arbiter decides, based on its determination with respect to the reasonableness of the respective positions of the Surviving Entity and the Stockholders, that the fee should be borne in unequal proportions, in which such case the Arbiter shall determine the respective proportions to be borne by the Surviving Entity and the Stockholders.

(d)       Final Post-Closing Statement. The Post-Closing Statement shall become final and binding upon the Parties in its entirety upon the earliest of (i) the failure by the Stockholders to deliver any Notice of Dispute in accordance with Section 2.6(b), (ii) the written agreement between the Surviving Entity and the Stockholders with respect thereto and (iii) the decision by the Arbiter with respect to disputes under Section 2.6(c). The Post-Closing Statement, in the form determined pursuant to any of the foregoing clauses (i)-(iii) of this Section 2.6(d) shall be the “Final Post-Closing Statement”.

(e)       Post-Closing Adjustment to the Merger Consideration.

(i) If the sum of (A) the Net Working Capital in the Final Post Closing Statement minus the Estimated Working Capital, plus (B) the Estimated Closing Indebtedness Amount, minus the Closing Indebtedness Amount in the Final Post Closing Statement (such cumulative amount, the “Post-Closing Adjustment Amount”) is a positive number, then the Closing Merger Consideration shall be adjusted upward in an amount equal to the Post-Closing Adjustment Amount, with the Post-Closing Adjustment Amount allocated between the Closing Cash Consideration and the Closing Share Consideration in accordance with the Merger Consideration Allocation Percentages. As soon as practicable, but not more than five (5) Business Days after the Final Post-Closing Statement is determined, the Surviving Entity shall deliver, or cause to be delivered, to the Stockholders (x) by wire transfer of immediately available funds to an account designated by each of the Stockholders, an amount equal to the portion of the Post-Closing Adjustment Amount allocated to the adjustment of the Closing Cash Consideration in accordance with the Merger Consideration Allocation Percentages multiplied by each Stockholder’s respective Pro Rata Share and (y) book-entry Surviving Entity Common Stock evidencing the portion of the Post-Closing Adjustment Amount allocated to the adjustment of the Closing Share Consideration in accordance with the Merger Consideration Allocation Percentages, in accordance with each Stockholder’s respective Pro Rata Share; or

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(ii) If the Post-Closing Adjustment Amount is a negative number, then the Surviving Entity and the Stockholders shall jointly instruct the Escrow Agent in writing to release a portion of the Indemnity Escrow Amount equal to the Post-Closing Adjustment Amount to the Surviving Entity, up to the full amount of the Indemnity Escrow Amount. If the Post-Closing Adjustment Amount is in excess of the Indemnity Escrow Amount such excess shall be satisfied by the Stockholders, in accordance with their respective Pro Rata Shares, within five (5) Business Days following determination of the Final Post-Closing Statement by: (x) payment to the Surviving Entity by wire transfer of immediately available funds to an account designated by the Surviving Entity an amount equal to the Merger Consideration Allocation Percentage with respect to the Closing Cash Consideration of such excess and (y) book-entry transfer from the Stockholders of Surviving Entity Common Stock evidencing the Merger Consideration Allocation Percentage with respect to the Closing Share Consideration of such excess; provided, however, that if, after the payment, if any, of such excess amount by the Stockholders to the Surviving Entity, the percentage of the overall consideration paid to the Stockholders pursuant to this Agreement for U.S. federal income tax purposes (taking into account any amounts treated as an adjustment to such consideration for U.S. federal income tax purposes and whether such adjustments are paid in Surviving Entity Common Stock) that is paid in Surviving Entity Common Stock (treating the value of any share of Surviving Entity Common Stock for these purposes as being equal to the Average Price of such share calculated as of the applicable date of the payment by the Surviving Entity of such share of Surviving Entity Common Stock) would be less than 40%, then the Parties agree that such excess shall be paid as a combination of cash and Surviving Entity Common Stock such that the percentage of the overall consideration paid to the Stockholders pursuant to this Agreement for U.S. federal income tax purposes (taking into account any amounts treated as an adjustment to such consideration for U.S. federal income tax purposes and whether such adjustments are paid in Surviving Entity Common Stock) that is paid in Surviving Entity Common Stock (treating the value of any share of Surviving Entity Common Stock for these purposes as being equal to the Average Price of such share of Surviving Entity Common Stock on the applicable date of the payment by the Surviving Entity of such share of Surviving Entity Common Stock) after payment of such excess to the Stockholders shall be no less than 40%.

Any amounts not paid when required pursuant to this Section 2.6(e) shall bear interest from the required date of payment to the actual date of payment at a rate which is two percentage points (2%) per annum in excess of the rate of interest announced publicly by Citibank N.A. in New York, New York from time to time as its base rate. The Closing Consideration Schedule, the Post-Closing Statement, the Final Post-Closing Statement and all components thereof shall be prepared in accordance with the Accounting Principles and the Sample Statement. For purposes of determining the number of shares of Surviving Entity Common Stock to be paid as part of the Post-Closing Adjustment Amount pursuant to this Section 2.6, the value of a share of Surviving Entity Common Stock shall be equal to the Average Price calculated as of the date of the payment.

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Section 2.7 Withholding. Each of the Surviving Entity and the Company shall be entitled to deduct and withhold from the Merger Consideration and from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or any provision of applicable state, local or foreign Tax Law and shall timely and properly remit any such deducted and withheld amounts to the appropriate Governmental Entity. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8 Earnout.

(a)       In addition to the Closing Merger Consideration, as adjusted pursuant to Section 2.6, the Surviving Entity shall pay, or shall cause the Company to pay, to the Stockholders in accordance with their respective Pro Rata Shares, a contingent earnout payment in cash (subject Section 2.8(c)(ii)) in accordance with this Section 2.8.

(b)       Earnout Statement. On or before the date that is ninety (90) days following the end of the Earnout Measurement Period, the Surviving Entity (i) shall deliver or cause to be delivered to the Stockholders an audited consolidated balance sheet and audited consolidated statements of income, equity and cash flows for the Company for the Earnout Measurement Period, prepared in accordance with the Accounting Principles, and (ii) shall calculate and deliver or cause to be calculated and delivered to the Stockholders a statement (an “Earnout Statement”) setting forth in reasonable detail the Surviving Entity’s good faith calculation of Operating Profit for the Earnout Measurement Period. The Stockholders may review each Earnout Statement and may make inquiries of the Surviving Entity, the Company and their respective Representatives, and the Surviving Entity and the Company will make available to the Stockholders, as reasonably requested, reasonable access to personnel and Representatives of the Company or the Surviving Entity involved in preparation of the Earnout Statement and access to all books, work papers, schedules or records of the Company, the Surviving Entity or their Representatives that are within their possession or control, in each case to the extent necessary to evaluate the Earnout Statement. If, within sixty (60) days following receipt of the final Earnout Statement setting forth the Surviving Entity’s calculation of the Operating Profit for the Earnout Measurement Period, the Stockholders do not deliver to the Surviving Entity written notice of a dispute (in accordance with the following sentence) with respect to the calculations set forth in the Earnout Statement, then the Operating Profit for the Earnout Measurement Period set forth in the Earnout Statement shall be deemed to be the final Operating Profit for the Earnout Measurement Period for all purposes under this Agreement and the Surviving Entity shall promptly pay or cause to be paid to the Stockholders, in accordance with their respective Pro Rata Shares, the applicable Earnout Payment, if any, for the Earnout Measurement Period as set forth in the Earnout Statement. If the Stockholders provide the Surviving Entity a written notice of dispute that objects to the Surviving Entity’s calculation of Operating Profit for the Earnout Measurement Period, specifying the basis for such objection in reasonable detail and sets forth the proposed modification to such Earnout Statement, such dispute shall be resolved in the same manner as any dispute regarding the Post-Closing Statement in accordance with the provisions of Section 2.6(c); provided, however, that the Earnout Payment shall be made no later than five (5) Business Days after the date the Operating Profit for the Earnout Measurement Period and Earnout Payment are finally determined (the “Earnout Payment Date”), without deduction or offset.

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(c)       Earnout Payment.

(i)       If the cumulative Operating Profit for the Earnout Measurement Period exceeds $2,400,000 (the “Earnout Target”), the “Earnout Payment” for each Stockholder shall equal (x) 50% (fifty percent) of the amount by which the Operating Profit exceeds the Earnout Target (the “Earnout Base”), multiplied by (y) the Stockholder’s Pro Rata Share; provided, however, that the aggregate Earnout Payment paid to the Stockholders shall not exceed a maximum of $4,000,000.

(ii)       If, after payment to the Stockholders of the total Earnout Payment, if any, by wire transfer of immediately available funds, the percentage of the overall consideration paid to the Stockholders pursuant to this Agreement for U.S. federal income tax purposes (taking into account any amounts treated as an adjustment to such consideration for U.S. federal income tax purposes and whether such adjustments are paid in Surviving Entity Common Stock) that is paid in Surviving Entity Common Stock (treating the value of any share of Surviving Entity Common Stock for these purposes as being equal to the Average Price of such share calculated as of the applicable date of payment by the Surviving Entity of such share of Surviving Entity Common Stock) would be less than 40%, then the Parties agree that the Earnout Payment shall be paid as a combination of cash and Surviving Entity Common Stock such that the percentage of the overall consideration paid to the Stockholders pursuant to this Agreement for U.S. federal income tax purposes (taking into account any amounts treated as an adjustment to such consideration for U.S. federal income tax purposes and whether such adjustments are paid in Surviving Entity Common Stock) that is paid in Surviving Entity Common Stock (treating the value of any share of Surviving Entity Common Stock for these purposes as being equal to the Average Price of such share of Surviving Entity Common Stock on the applicable date of payment by the Surviving Entity of such share of Surviving Entity Common Stock) after payment of the Earnout Payment to the Stockholders shall be no less than 40%. To the extent that any portion of the Earnout Payment is characterized as a payment of interest for income Tax purposes under applicable Law, the Parties agree that such imputed interest shall be deemed to have been paid (to the maximum extent possible) out of the portion of the Earnout Payment that is paid in cash.

(d)       No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Surviving Entity or the Company, (ii) the Stockholders shall not have any rights as a securityholder of the Surviving Entity or the Company as a result of the Stockholders’ contingent right to receive any Earnout Payment hereunder, and (iii) no interest is payable with respect to any Earnout Payment, provided that if any Earnout Payment is not paid when finally due and owing hereunder such amount shall bear interest from the required date of payment to the actual date of payment at a rate which is two percentage points (2%) per annum in excess of the rate of interest announced publicly by Citibank N.A. in New York, New York from time to time as its base rate.

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(e)       Operation of Business.

(i)       Subsequent to the Closing, the Surviving Entity shall have sole discretion with respect to all matters relating to the operation of the business of the Company; provided, that during the Earnout Measurement Period, the Surviving Entity shall: (x) not, directly or indirectly, take any actions in bad faith that would have the specific intent or purpose of avoiding or reducing the Earnout Payment; (y) use commercially reasonable efforts to have and maintain the operations of the Company consistent with past practices in the Ordinary Course of Business and (z) upon the reasonable request of the Stockholders, provide the Stockholders with access during normal business hours to review and inspect the financial books and records of the Company for the purposes of monitoring Company performance during the Earnout Measurement Period.

(ii)       If during the Earnout Measurement Period, the Surviving Entity effects or causes to be effected the sale, transfer, assignment other disposal of a majority of the issued and outstanding capital stock of the Company or all or substantially all of the assets of the Company for a price in excess of $0.10 per share of Surviving Entity Common Stock, other than pursuant to any internal reorganization or transfer that does not involve an unaffiliated third-party (an “Acceleration Event”) then the Earnout Payment shall be calculated (A) for the period from Closing Date through the date of the Acceleration Event, based on the actual Operating Profit for such time period and (B) for the period from the date of the Acceleration Event through the end of the Earnout Measurement Period, based on the Company’s and Surviving Entity’s good faith projections of Operating Profit through the end of the Earnout Measurement Period as reflected in the annual operating budget of the Company, approved by the board of directors of the Surviving Entity for the fiscal year in which the Acceleration Event occurs ((A) and (B) cumulatively, the “Acceleration Event Calculation”) and the Surviving Entity shall pay or cause to be paid to the Stockholders within five (5) Business Days of the Acceleration Event an amount equal to the Acceleration Event Calculation calculated in accordance with this Section 2.8(e)(ii). Any disputes among the parties with respect to the Acceleration Event Calculation shall be resolved pursuant to Section 2.6(c).

ARTICLE III

CLOSING; CLOSING DELIVERIES

Section 3.1 Closing. The consummation of the transactions (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures on the Closing Date.

Section 3.2 Closing Deliverables.

(a)       At the Closing, the Stockholders will deliver, or cause to be delivered, to the Surviving Entity:

(i)         reserved;

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(ii)         restrictive covenant agreements, substantially in the form set forth on Exhibit C, (each, a “Restrictive Covenant Agreement”), duly countersigned by each of the Stockholders;

(iii)       employment agreements, substantially in the form set forth on Exhibit D, (each, a “Stockholder Employment Agreement”), duly countersigned by each of the Stockholders;

(iv)       employment agreements, substantially in the form set forth on Exhibit E, (each, an “Employment Agreement”), duly countersigned by each of Amanda Douglas, Robert Swigon, and Thomas Tiplady;

(v)         A certified copy of the Company’s certificate of incorporation filed with, and a certificate of good standing (or its equivalent) of the Company from, the State of New Jersey Division of Revenue and Enterprise Services, dated not earlier than five (5) Business Days prior to the date hereof;

(vi)        A certified copy of Holdco’s certificate of incorporation filed with, and a certificate of good standing of Holdco from, the Secretary of State of Delaware, dated not earlier than five (5) Business Days prior to the date hereof;

(vii)        payoff letters from each holder of Company Indebtedness other than the Kaunitz Note, wire instructions, forms of security interest termination statements to be filed promptly upon satisfaction of such Company Indebtedness and any other evidence of payment of the Closing Indebtedness Amount (other than the Note Amount) in full and instruments necessary to effect the release of all Encumbrances on the assets and properties of the Company, in each case in form and substance reasonably acceptable to the Surviving Entity;

(viii)       an IRS Form W-9 from Holdco and each Stockholder;

(ix)          the Company Records;

(x)           duly executed resignation letters of each and every officer, director, member and manager of the Company, in form and substance reasonably acceptable to the Surviving Entity;

(xi)          the Escrow Agreement, duly executed by the Stockholders;

(xii)         evidence, in form and substance reasonably satisfactory to the Surviving Entity, that the Pre-Closing Reorganization is complete; and

(xiii)       evidence of receipt of all consents listed on Schedule 3.2(a)(xiii) in form and substance reasonably acceptable to the Surviving Entity.

(b)       At the Closing, the Surviving Entity will deliver, or cause to be delivered, to the Stockholders:

(i)         the Closing Cash Consideration;

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(ii)       evidence of the request of the book entry Surviving Entity Common Stock representing the Closing Share Consideration;

(iii)       within five (5) Business Days after the Closing Date, book-entry evidencing the Closing Share Consideration;

(iv)       A certified copy of the Surviving Entity’s articles of incorporation filed with, and a certificate of good standing (or its equivalent) of the Surviving Entity from, the Secretary of State of Nevada, dated not earlier than five (5) Business Days prior to the date hereof;

(v)       the Restrictive Covenant Agreements, duly executed by the Surviving Entity;

(vi)       the Stockholder Employment Agreements, duly executed by the Company;

(vii)       the Employment Agreements, duly executed by the Company;

(viii)      an amended and restated promissory note duly executed by the Company and payable to Kaunitz, reflecting the outstanding principle and accrued but unpaid interest under that certain loan in a principal amount of $400,000 by Kaunitz to the Company, dated as of the Closing Date (the “Kaunitz Note”), in the form attached hereto as Exhibit F; and

(ix)       the Escrow Agreement, duly executed by the Surviving Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

The Company hereby represents and warrants as follows to the Surviving Entity as of the date hereof, and acknowledges and confirms that the Surviving Entity is relying upon the following representations and warranties in entering into this Agreement and consummating the Merger:

Section 4.1 Organization of the Company; Authority; Due Execution.

(a)       The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Jersey, has all corporate requisite power and authority to own (or, as applicable, lease) and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The Company has made available to the Surviving Entity a complete and correct copy of its Governing Documents. The Governing Documents are in full force and effect and, except as provided in this Agreement, no proceeding for the amendment thereof is pending or currently contemplated, and the Company is not in violation of any provision of its Governing Documents. Schedule 4.1(a) hereto contains a correct and complete list of each jurisdiction where the Company is qualified or licensed to do business. The Company has made available to the Surviving Entity the Company Records.

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(b)       The Company has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which the Company is a party have been executed and delivered by the Company and constitute valid, binding and enforceable obligations of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing.

Section 4.2 Subsidiaries; Equity Investments. The Company does not own or control, directly or indirectly, or have the power to vote the shares of, any capital stock or other ownership interests of any Person.

Section 4.3 Company Governmental Consents and Notices; Company Non-Governmental Consents; Violations of Law.

(a)       Except as set forth in Schedule 4.3(a) hereto, no notices, reports or other filings are required to be made by the Company (“Company Governmental Notices”) with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company (“Company Governmental Consents”) from, any Governmental Entity under any Laws or Permits as a result of, in connection with, or as a condition to the execution, delivery or performance by the Company of this Agreement, or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby. Schedule 4.3(a) shall clearly distinguish between Company Governmental Notices and Company Governmental Consents.

(b)       Except for any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any non-Governmental Entity as provided in Schedule 4.3(b) (“Company Non-Governmental Consents”), the execution, delivery and performance by the Company of this Agreement, or any other Transaction Document to which it is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not, with or without notice, lapse of time or both: (i) constitute or result in (y) a breach or violation of, a default under, the Company’s Governing Documents, or (z) a breach or violation of, or a default under, the acceleration of any obligations under, the creation of a payment obligation under any Material Contract, or the creation of an Encumbrance on any assets of the Company; or (ii) give any party to any Material Contract, the right to revoke, renegotiate, withdraw, suspend, cancel, terminate or modify such Material Contract.

(c)       Except as provided in Schedule 4.3(c), the execution, delivery and performance by the Company of this Agreement, or any other Transaction Document to which it is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in any violation of Laws or Permits to which the Company is subject or result in a prohibited transaction under the Code or ERISA.

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Section 4.4 Financial Statements; Undisclosed Liabilities; Dividends and Distributions; Indebtedness.

(a)       Attached as Schedule 4.4(a) hereto are the following financial statements of the Company (the “Financial Statements”): (i) the reviewed balance sheets of the Company as of December 31, 2020 and December 31, 2019, (ii) the interim unaudited balance sheet of the Company as of May 31, 2021 (which balance sheet shall be the “Reference Balance Sheet”, and May 31, 2021 being the “Reference Balance Sheet Date”), (iii) the reviewed statements of income, equity and cash flows for the years ended December 31, 2020 and December 31, 2019, together with all related footnotes and schedules thereto, and (iv) the interim unaudited statements of income, equity and cash flows for the five (5) months ended May 31, 2021. The Financial Statements (x) have been prepared on an accrual basis in conformity with GAAP applied on a consistent basis throughout the periods covered thereby consistent with the Accounting Principles, (y) fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (z) are consistent with the Company’s books of account; provided, however, that the Reference Balance Sheet is subject to normal recurring year-end adjustments (which are not material, individually or in the aggregate) and does not include footnotes or other disclosure items. The Company has made available for inspection by Surviving Entity, true, correct and complete copies of all books of account relating to the Company, and such books of account have been maintained in accordance with good business and bookkeeping practices.

(b)       The Company does not have any liability or obligations of any nature (whether known or unknown), absolute or contingent, liquidated or unliquidated, due or to become due or otherwise) except for (i) liabilities and obligations reflected or reserved against on the Reference Balance Sheet or on Schedule 4.4(b) hereto, (ii) liabilities and obligations which have arisen since the Reference Balance Sheet Date in the Ordinary Course of Business, or (iii) contractual liabilities or obligations incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and would not have a Material Adverse Effect.

(c)       The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that the Company maintains no off-the-book accounts and that the Company’s assets and properties are used only in accordance with the Company’s management directives. The Company has established and maintains a system of internal accounting controls which provide reasonable assurance that (i) financial reporting and the preparation of financial statements (including the Financial Statements) in accordance with GAAP, including policies and procedures that required records are maintained in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (iii) receipts and expenditures of the Company are made only in accordance with appropriate authorizations of management and the Company Board and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company.

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(d)       Within the past three (3) years, neither the Company nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company, has received or otherwise had or obtained any knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally to any director, officer or inside legal counsel or outside counsel to the Company, questioning the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in improper accounting or auditing practices.

(e)       Except as set forth on Schedule 4.4(e)(i), no Company Indebtedness contains any restriction upon the prepayment of any of such Company Indebtedness. With respect to each item of Company Indebtedness, the Company is not in material default and no material payments are past due. Except as set forth in Schedule 4.4(e) (ii), neither the execution, delivery or performance of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Company Indebtedness. The Company has not guaranteed and is not responsible for, nor has any liability for, any Company Indebtedness of any other Person, and the Company has not guaranteed any other obligation of any other Person. Except as set forth in Schedule 4.4(e), there are no outstanding loans or Company Indebtedness involving the Company, on the one hand, and any Stockholder or any Affiliate of the Company or any Stockholder, on the other hand.

Section 4.5 Capitalization.

(a)       Schedule 4.5(a) contains a true, correct and complete listing of (i) all record owners of any Shares; (ii) all voting rights in the Company are vested exclusively in the Shares; and (iii) all of the Shares are validly issued in compliance with applicable Laws, fully paid and non-assessable.

(b)       (i) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Shares from the Company or any other equity interests from the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Shares, or its other equity interests, evidences of indebtedness or assets, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire, any Shares, its other equity interests, or any interest therein, or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(c)       Except as set forth in Schedule 4.5(c), there is no agreement, written or oral, between the Company, on the one hand, and any holder of its securities, on the other hand, or, to the Company’s Knowledge, among any holders of Company securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights), registration under the Securities Act, as amended, or voting, of the Shares or their other equity interests.

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Section 4.6 Litigation. Except as set forth in Schedule 4.6, there are no pending Proceedings and, to the Company’s Knowledge, no Person has threatened to commence any Proceeding against the Company, or to enjoin the transactions contemplated by this Agreement or any Transaction Document related hereto, or involving any of the Company’s properties or rights. No event has occurred or circumstance exists which, to Company’s Knowledge, could reasonably be expected to give rise to or serve as a valid basis for the commencement of any Proceeding by or against the Company. Except as set forth in Schedule 4.6, in the past six (6) years, the Company has not been subject to any material Proceeding nor has the Company settled any threatened claim, suit or prosecution prior to commencement of any Proceeding.

Section 4.7 Personal Property. The Company currently owns or leases all personal property (“Personal Property”) necessary to conduct its business and operations as they are currently being conducted free and clear of all liens except Permitted Liens. The Company has maintained the Personal Property in satisfactory operating condition, ordinary wear and tear excepted, and is adequate for the business as currently conducted by the Company. The Personal Property owned or leased by the Company set forth on Schedule 4.7 is all of the Personal Property that is necessary and sufficient for the operation of the Company’s business as presently being conducted.

Section 4.8 Real Property. Schedule 4.8 hereto sets forth a complete and correct list of all real property leased, subleased, licensed, operated or occupied by the Company (collectively the “Company Leases”) and the location of the premises subject to the Company Leases (such premises, the “Company Leased Property”). Except as set forth in Schedule 4.8, (i) neither the Company nor, to the Company’s Knowledge, any other party, is in violation of or default under any of the Company Leases; and (ii) no condition exists which, upon the passage of time or the giving of notice or both, would cause a default. Except as set forth in Schedule 4.8 hereto, no Company Leased Property is occupied by a third party, and, to the Company’s Knowledge, no third party has any rights with respect to the Company Leased Property other than the rights of the lessor thereof. The Company has provided to the Surviving Entity complete and correct copies of all the Company Leases, including all amendments thereto; no term or condition of any of the Company Leases has been modified, amended or waived except as shown in such copies; and there are no other agreements or arrangements whatsoever relating to the Company’s use or occupancy of any of the Company Leased Property. The Company has not transferred, mortgaged, assigned, subleased or licensed any interest in any of the Company Leases. There has not been any fire or other casualty affecting any of the Company Leased Property. There does not exist any actual, or to the Company’s Knowledge threatened or contemplated condemnation, taking or other eminent domain proceeding that affects any of the Company Leased Property. The Company does not now own, nor has it ever owned, any real property.

Section 4.9 Title to Assets. The Company owns, and has good and valid title to, all assets purported to be owned by it, including all assets reflected on the Reference Balance Sheet, except for assets sold or otherwise disposed of in the Ordinary Course of Business since the Reference Balance Sheet Date. All of said assets are owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances.

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Section 4.10 Tax Matters.

(a)       Except as set forth in Schedule 4.10(a), all Tax Returns required to have been filed by the Company have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company, whether or not shown as due on such Tax Returns have been fully paid when due. The unpaid Taxes of the Company, if any, do not exceed any payable or liability for Taxes plus any reserve for Tax liability (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) in each case as set forth on the face of the Reference Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time from the Reference Balance Sheet Date through the Closing Date in accordance with the past custom and practice of the Company.

(b)       Except as set forth in Schedule 4.10(b), there are no audits, actions or proceedings currently pending or, to the Company’s Knowledge, threatened against the Company by any Governmental Entity for the assessment or collection of Taxes, no unresolved claim for the assessment or collection of Taxes has been asserted against the Company, and there are no matters under discussion, audit or appeal between the Company and any Governmental Entity with respect to the assessment or collection of Taxes. Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Tax Return of the Company by any Governmental Entity are being contested in good faith and are fully described in Schedule 4.10(b). There are no Tax liens on any of the assets of the Company other than Permitted Encumbrances. Other than in favor of the Company’s outside accountants, no power of attorney has been granted by the Company with respect to any matter relating to Taxes. The Company has not participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). Within the preceding three (3) years, the Company has not received any written claim from any Governmental Entity in a jurisdiction in which the Company has not filed Tax Returns that the Company or its business, income or assets may be subject to taxation by that jurisdiction. The Company is not subject to any action or proceeding of a Governmental Entity imposing on the Company any obligations or liabilities with respect to another Person’s Taxes.

(c)       Except as set forth in Schedule 4.10(c), the Company has withheld or deducted all Taxes or other amounts from payments to Employees or other persons required to be so withheld or deducted, and has timely paid over such Taxes or other amounts to the appropriate Governmental Entity to the extent due and payable.

(d)       Except as set forth in Schedule 4.10(d), the Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver (which request, offer, agreement, arrangement or waiver is currently in force), providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which it is or may be liable.

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(e)       Set forth in Schedule 4.10(e) is a list of the most recent examinations and audits by Governmental Entities for each Tax for which the Company has been audited during the last three (3) years. The Company has provided to the Surviving Entity true and complete copies of the relevant portions of any Tax audit reports, statements of deficiency and notices of assessment of the relevant Governmental Entity and any closing or other agreement or any final report received by or on behalf of the Company or otherwise relating to any Taxes of the Company in each case for each such examination or audit showing any adjustments to Taxes and the basis therefore. The Company has provided the Surviving Entity with true and complete copies of all federal and state income Tax Returns for the Company and all other material Tax Returns filed by or on behalf of the Company for all periods ending on or after December 31, 2017.

(f)       The Company is not a party to any agreement, contract, arrangement or plan that has resulted (or as a direct result of the Merger, will result), separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). The Company is not a party to or bound by any Tax indemnity, Tax allocation or Tax sharing agreement, other than agreements entered into by the Company in the Ordinary Course of Business or the primary purpose of which does not relate to Taxes. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or Holdco or a member of which is the Surviving Entity) nor does it have any liability for the Taxes of any Person (other than Holdco or the Company or any member of an affiliated, consolidated, combined, unitary or other similar group of which the Surviving Entity is a member) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) or as a transferee or successor.

(g)       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)       change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)       “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii)       intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

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(iv)       prepaid amount received on or before the Closing Date;

(v)       installment sale or open transaction disposition made on or prior to the Closing Date; or

(vi)       election under Code Section 108(i).

(h)       The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(i)       The Company has not deferred the payment of any payroll Taxes pursuant to any provision of the COVID-19 Tax Acts or claimed any Tax credit in respect of payroll taxes or wages under any provision of the COVID-19 Tax Acts.

(j)       There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company that are, or if issued would be, binding on the Company.

(k)       At all times since January 1, 2013 through the date immediately prior to the Pre-Closing Reorganization, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for all federal and, to the extent allowable under applicable Laws, state and local income Tax purposes; each of the shareholders of the Company during such period was a person permitted to be a shareholder of an S corporation under Section 1361(b)(1)(B) of the Code; and the Company did not take any action during such period that would cause the Company to lose its status as an S corporation as defined in Sections 1361 and 1362 of the Code (and, to the extent allowable under applicable Laws, within the meaning of the income Tax Laws of all states and local jurisdictions in which the Company was required to file state and local income Tax Returns during such period).

(l)       Holdco filed a valid election, effective as of the date of the Contribution, to classify the Company as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code.

(m)       Notwithstanding anything to the contrary contained in this Agreement: (i) nothing in this Agreement shall be construed as providing a representation or warranty with respect to (A) the existence, amount, expiration date or limitations on (or availability of) in a taxable period (or portion thereof) beginning after the Closing Date of any tax attribute of the Company generated or arising in or in respect of a Tax period (or portion thereof) ending on or before the Closing Date or (B) any Tax position that the Surviving Entity or its Affiliates (including the Company) may take in respect on any taxable period (or portion thereof) beginning after the Closing Date, and (ii) except for the representations and warranties in Section 4.10(g), (h), or (j) nothing in this Agreement shall be construed as providing a representation or warranty that could give rise to indemnification by the Stockholders relating or attributable to Taxes or Tax Returns of the Company for any taxable period (or portion thereof) beginning after the Closing Date.

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Section 4.11 Employees.

(a)       Schedule 4.11(a)(i) lists, as of the date of this Agreement, the name, current annual base salary or hourly rate of pay, current cash bonus target and current cash bonus received or accrued, current commission rate and current commissions received or accrued, 2020 base salary, 2020 cash bonus target and 2020 cash bonus received or accrued, title, date of hire, credited service, accrued and unused paid time off, status under the Fair Labor Standards Act/other similar law as exempt or non-exempt from minimum wage and overtime requirements, and employment status (active or nature of leave of absence and expected return date, and full-time or part-time), with respect to each present employee of the Company (each, an “Employee”). Schedule 4.11(a)(ii) lists all independent contractors of the Company who provide or have provided services for the Company during any period in 2020 or 2021 (“Independent Contractors”) and sets forth for each such Independent Contractor the fee schedule and the total amount, by calendar year, of all fees paid or accrued for such services provided during 2020 and 2021, a summary of the services rendered by the Independent Contractor, and the applicable term for which services were or are anticipated to be provided.

(b)       Schedule 4.11(a) lists all Employees and Independent Contractors covered by any written employment, consulting (other than with respect to tax, accounting and legal services, or which are exclusively related to the transactions contemplated hereby), severance, change-in-control, or retention agreement and any non-competition, nonsolicitation, non-disparagement, confidentiality, proprietary information or similar agreement with the Company (each of the foregoing, an “Employment and Services Agreement”), and the Company has provided or made available to the Surviving Entity current and complete copies of each such agreement. To the Company’s Knowledge, no Employee or Independent Contractor is in breach of any non-competition agreement to which the Company is not a party as a result of providing services to the Company. Except as set forth on Schedule 4.11(b), the employment of all Employees is “at will” and may be terminated by the Company at any time, for any reason or no reason, with or without advance notice, in accordance with applicable Law. Except as set forth on Schedule 4.11(b), no executive or management level Employee is owed any severance or other separation pay at the time of termination of employment or, to the Company’s Knowledge, has any plans to terminate his or her employment with the Company.

(c)       Schedule 4.11(c) describes the circumstances and outcome of each instance in the last three (3) years the Company has sought in writing to enforce a confidentiality, non-competition or non-solicitation agreement, including, but not limited to, formal Proceedings.

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(d)       Except as set forth on Schedule 4.11(d), the Company has not, nor has it ever been, bound by or subject to (and none of its assets or properties are bound by or subject to), and the Company is not currently negotiating any collective bargaining agreement or similar agreement or arrangement with any labor union or other collective bargaining representative, nor is there currently or has there been within the last three (3) years (or, to the Company’s Knowledge, threatened) any labor strike, dispute, walkout, work stoppage, slowdown, lockout or other proceeding or claim against or involving the Company relating to the alleged material violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Entity. To the Company’s Knowledge, there is no current union organizing activity among any of the Employees or any union representative petition pending or threatened. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act) with respect to the Company within the last three (3) years.

(e)       The Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, independent contractor arrangements, terms and conditions of employment, termination of employment, discrimination and harassment in employment (relating to sex, age, religion, race national origin, ethnicity, disability, veteran status or any other protected category), leave policies, workers’ compensation, wages, hours of work, occupational safety and health, privacy, immigration Laws and employee classification, and has not engaged in any unfair labor practices that could result in material liability to the Company, and is not in breach of any Employment and Services Agreement. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Except as set forth on Schedule 4.11(e), there are no Proceedings pending or, to the Company’s Knowledge, threatened, involving the Company relating to its employment practices, any of the applicable Laws described in this Section 4.11, or an Employment and Services Agreement.

(f)       The Company has paid in full to all Employees and former employees, directors or managers and all Independent Contractors and former independent contractors of the Company any wages, salaries, commissions, bonuses, benefits, compensation, overtime, cashouts of accrued unused paid time off or leave, and severance or any other amounts due upon termination of employment that are due and payable.

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(g)       Except as set forth on Schedule 4.11(g), since January 1, 2020, whether in response to the COVID-19 Pandemic or otherwise, and whether written or oral, the Company has not taken any of the following actions: (i) pay or promise to pay (A) any non-ordinary course compensation or special remuneration to any current Company service provider who is unable to work normal hours, or (B) hazard pay to any Company service provider, (ii) provide or promise to provide to any current or former Company service provider any extension of benefits (whether paid or unpaid) under any Compensation and Benefit Plan in effect on the date hereof or any plan, policy or arrangement that would constitute a Compensation and Benefit Plan if adopted, implemented or established (each such Compensation and Benefit Plan, plan, policy or arrangement, a “Subject Plan”), (iii) provide or promise to provide to any current or former employee, director, manager or independent contractor any supplemental health benefits or additional wellbeing benefits (e.g., telemedicine, family care, mental health or similar benefits) under any Subject Plan, (iv) implement any changes to any Company benefit policies, (v) make any written statement or, to the Company’s Knowledge, any formal oral statement to any current or former Company service provider regarding the adoption, implementation or establishment of, or any changes to, any Subject Plans, compensation schemes or practices, employment practices or other employment-related matters that have not been implemented as of the date hereof, (vi) implement any changes to any Company bench policies, (vii) implement any changes to any Company layoff, furlough or leave of absence policies, plans or arrangements, or cause any current Company service providers to incur any layoff, furlough or leave of absence, (viii) implement, establish or otherwise adopt any business interruption insurance policies, (ix) implement any changes to any contractor or subcontractor policies, plans or arrangements, (x) require any current Company service providers to use paid sick leave, paid vacation or other paid time off for hours they are unable to work due to any documented case of COVID-19 applicable to such Company service provider or any family member, (xi) provide or promise to provide any Company-owned equipment or stipend to purchase equipment to any current Company service provider who is unable to work at his or her normal work location or otherwise permit any such Company service provider to utilize his or her own equipment to perform services for the Company, (xii) impose any travel or social distancing restrictions or implement any changes to onboarding or other operational procedures applicable to Company service providers, (xiii) implement any at-work precautionary measures applicable to Company service providers who are not currently working from home, (xiv) implement any tracking procedures for Company service providers (or their family members) who are infected by or suspected of being infected by COVID-19, (xv) adopt, implement or otherwise establish any other temporary or permanent non-ordinary course measures applicable to Company service providers as a result of the COVID-19 Pandemic, or (xvi) designate or otherwise treat as “essential” any Company service provider under any requirements of any Governmental Entity as a result of the COVID-19 Pandemic.

Section 4.12 Employee Benefits.

(a)       Schedule 4.12(a) sets forth each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), as well as all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements, including any bonus, deferred compensation, option, restricted stock, restricted stock unit, phantom stock, stock appreciation right, profits interests, equity or equity-based, retirement, pension, employment, offer letter, restrictive covenant, separation, consulting, severance, gratuity, termination indemnity, incentive, commission, retention, profit sharing, vacation, death benefit, sick leave, material fringe benefit, paid time off, accident, disability, change of control, employee health or other welfare benefit plan, program, policy, agreement or other arrangement, whether written or oral, involving direct or indirect benefits, (other than salary, as compensation for services rendered), maintained, sponsored, contributed to or obligated to be contributed to by the Company or its ERISA Affiliates for the benefit of current or former officers, directors, managers, employees, agents, contractors or representatives of the business of the Company, or with respect to which the Company has any liability, including on account of an ERISA Affiliate. Each such item listed, or required to be listed, on Schedule 4.12(a) is referred to herein as a “Compensation and Benefit Plan”. In addition, Schedule 4.12(a) indicates whether each Compensation and Benefit Plan providing for insurance benefits of any kind is fully insured or self-insured.

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(b)       There is no pending or, to the Company’s Knowledge, threatened Proceedings (i) relating to any of the Compensation and Benefit Plans or fiduciary or sponsor or administrator thereto, or (ii) relating to any compensation and benefit plans, policies, agreements or arrangements that have expired or terminated (other than, in each case, routine claims for benefits), and, to the Company’s Knowledge, there are no facts which could give rise to any such Proceedings. With respect to each Compensation and Benefit Plan (x) there are no matters currently pending under the Employee Plans Compliance Resolution System maintained by the IRS or any similar voluntary self-disclosure program maintained by any other Governmental Entity, (y) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could result in liability to the Company, its ERISA Affiliates or any of their respective employees, and (z) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption.

(c)       For each Compensation and Benefit Plan, true and complete copies of the following documents (to the extent applicable) have been made available to the Surviving Entity prior to the date hereof:

(i)       plan documents and any amendments thereto (or, if there is no written plan document, then a description of its terms);

(ii)      any trust agreement, insurance policy or Contract, or other funding agreement;

(iii)     summary plan descriptions and summaries of material modifications;

(iv)     the three (3) most recently filed Form 5500 annual reports, including all attachments, filed with the U.S. Department of Labor;

(v)      the most recent actuarial valuation or financial statement;

(vi)     the most recent IRS determination letter or opinion letter for all plans intended to be qualified under the Code;

(vii)    any minimum coverage, top-heavy or non-discrimination testing performed in the last three (3) years; and

(viii)   all material reports, letters or other communications from the relevant Governmental Entity regarding the Compensation and Benefit Plan.

(d)       All of the Compensation and Benefit Plans have been operated and administered and are in compliance in all material respects with their terms and all applicable Laws, including, but not limited to, the Code and ERISA. All contributions (including all employee and employer contributions, insurance premiums, or intercompany charges) to each Compensation and Benefit Plan that were required under the terms of such Compensation and Benefit Plan, ERISA, the Code, or other applicable Law have been made by the due date thereof, including any valid extension. With respect to each Compensation and Benefit Plan, there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly accrued on the Financial Statements.

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(e)       Each individual who renders or has rendered services to the Company who is or was classified by the Company as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting) is and was properly so characterized. The Company has not received any claim or notice from any Person to the effect that the Company has improperly classified an individual as an independent contractor, consultant, or other non-employee status, and there is no basis for any such claim. Each individual who renders or, within the last three (3) years has rendered, services to the Company who is or was classified by the Company as exempt under the Fair Labor Standards Act and state, local and foreign wage and hour laws is and was properly so characterized. The Company has not received any claim or notice from any Person to the effect that the Company has improperly classified the exempt/non-exempt status of any employee, and, to the Company’s Knowledge, there is no reasonable basis for any such claim. No individual classified by the Company as an independent contractor or other non-employee status would be deemed an employee or common-law employee under any Compensation and Benefit Plan or applicable Law.

(f)       Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter) as to its qualification under the Code, each such plan is and has been during the period from its adoption to the date of this Agreement so qualified, and has occurred, whether by action or failure to act, that could be expected to cause the loss of such qualification. Except as set forth on Schedule 4.12(e), no such Compensation and Benefit Plan currently holds or within the past five (5) years has held securities of the Company or any ERISA Affiliate.

(g)       Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in, contributes to (or has ever maintained, sponsored, participated in or contributed to), or has any obligation to contribute to or has any other liability (including current or potential withdrawal liability) with respect to, any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (iv) “multiple employer plan” within the meaning of 210 of ERISA or Section 413(c) of the Code.

(h)       The Company does not have any obligations for retiree health, retiree life insurance or other retiree welfare benefits under any Compensation and Benefit Plan, except to the extent required by COBRA or similar applicable Laws and paid solely by the employee and his or her dependents. With respect to each Compensation and Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides health, life or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied, in all material respects, with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code and similar provisions of state law, and there are no outstanding, uncorrected violations under any such laws, provisions, rules or regulations with respect to any of the Compensation and Benefit Plans, covered employees or qualified beneficiaries that would be reasonably likely to result in a material liability to the Company or any ERISA Affiliate thereof, or the Surviving Entity.

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(i)       Except as set forth in Schedule 4.12(i), neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (w) entitle any Person to a payment (including severance, unemployment compensation, golden parachute payment, bonus or otherwise), (x) trigger, increase or accelerate the time of payment of, or trigger or accelerate the vesting of any rights in, any payment, forgiveness of indebtedness or any other benefit pursuant to any Compensation and Benefit Plan, (y) obligate the Surviving Entity to continue any Compensation and Benefit Plan or (z) result in any material breach or violation of, or a material default under, any Compensation and Benefit Plan.

(j)       Except as provided in Schedule 4.12(j), each Compensation and Benefit Plan may be amended or terminated by the Company or the Surviving Entity on or at any time prior to or after the Closing on no more than thirty (30) days’ notice without giving rise to any liability other than for payment of benefits that have accrued prior to such amendment or termination.

(k)       Each Compensation and Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(i) of the Code has been documented, operated and administered in compliance in all material respects with the requirements of Section 409A of the Code and final Treasury Regulations and all other IRS guidance issued thereunder, and nothing has occurred or is reasonably expected or intended to occur with respect to any such Compensation and Benefit Plan that would cause the Company to incur any Tax withholding penalty or any Person to incur any Tax in respect of the provisions of Section 409A of the Code. No arrangement exists pursuant to which the Company or the Surviving Entity will be required to “gross up” or otherwise compensate any person because of the imposition of any Tax under Section 409A of the Code.

(l)       The Company does not sponsor, maintain or contribute to, is not obligated to contribute to, and has no liability with respect to, any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract, including multiemployer plan, retirement savings, superannuation, pension, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation or any other employee benefit plan, agreement, program, policy or other arrangement, in each case, that is maintained outside the jurisdiction of the United States or covers any “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.

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(m)       The Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of any federal, state, provincial, local or non-U.S. Tax Law). No arrangement exists pursuant to which the Company or the Surviving Entity will be required to “gross up” or otherwise compensate any person because of the imposition of any Tax under Section 4999 or Section 409A of the Code.

(n)       The Company does not have any liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in any Compensation and Benefit Plan or any Person being improperly allowed to participate in any Compensation and Benefit Plan.

Section 4.13 Intellectual Property.

(a)       Schedule 4.13(a)(i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned by or exclusively licensed to the Company, any material trade secrets, material common law trademarks, service marks, trade names, and any material unregistered copyrights owned by the Company. Schedule 4.13(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (the “IP Licenses”), under which the Company is a licensee or otherwise is authorized to use any Intellectual Property, other than commercially available, off-the-shelf, shrink-wrap license agreements. The Company exclusively owns, free and clear of all Encumbrances (other than Permitted Encumbrances), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Owned Intellectual Property or Intellectual Property used or held for use in the Company’s business, except for the Intellectual Property that is the subject of the IP Licenses or other Intellectual Property that is not required to be disclosed or listed on Schedule 4.13(a)(ii). The Company and its employees, consultants, contractors, and subcontractors, have not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any Company source code to any third party, except, in each case, only to the extent reasonably necessary in the Ordinary Course of Business to any current or former employee, consultant, independent contractor or director of the Company pursuant to written non-disclosure and use restriction obligations that prohibit use or disclosure except in connection with employment with the Company or the performances of services for or on behalf of the Company.

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(b)       The Company has valid and enforceable licenses to use all Intellectual Property that is the subject of the IP Licenses. The IP Licenses, together with the Owned Intellectual Property, constitute all the Intellectual Property necessary to operate the Company’s business as presently conducted. The Company is in compliance in all material respects with all obligations imposed on it in the IP Licenses, has made all payments required to date, and is not in breach or default thereunder, nor, to the Company’s Knowledge, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. Subject to having obtained the Company Non-Governmental Consents set forth in Schedule 4.3(b), the continued use (through the applicable term of the IP License), by the Company of the Intellectual Property that is the subject of the IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for copyrights, patents and trademarks that are owned by or exclusively licensed to the Company are valid and in force, and all applications of the Company to register any copyrights, patents and trademarks are pending and in good standing, all without any pending or, to the Company’s Knowledge, threatened challenges of any kind. To the Company’s Knowledge, there are no facts or circumstances that would render any Owned Intellectual Property invalid or unenforceable. Except as set forth in Section 2.8(b), no person (including any Company employees, consultants, or contractors) other than the Company has any ownership rights in any Owned Intellectual Property. Neither the execution nor consummation by the Company of this agreement shall result in the Company being obligated to pay any royalties, fees or other material amounts to any third party in excess of those payable in the absence of this agreement.

(c)       No Claim is pending or, to the Company’s Knowledge, threatened, that challenges the validity, enforceability, ownership, or right of the Company to use, sell, license or sublicense any Intellectual Property or Company products or services or restricts the conduct of the Company’s business in order to accommodate or avoid Intellectual Property Rights of a third party. No item of Owned Intellectual Property is subject to any outstanding order, stipulation, charge or agreement restricting the use, the licensing, or the sublicensing thereof. The Company has received no Claim, written notice, or to the Company’s Knowledge, oral notice, alleging that the Company has, and to the Company’s Knowledge the Company has not, infringed upon or otherwise violated the Intellectual Property Rights of third parties; nor, to the Company’s Knowledge, is there any basis for any such Claim. To the Company’s Knowledge, no third party is infringing upon or otherwise violating any of the Intellectual Property owned by the Company or licensed to the Company.

(d)       All computer systems, including the Company software, firmware, hardware, networks, interfaces, and related systems owned or licensed by the Company (collectively, the “Business Systems”) are sufficient for the needs of the business as currently conducted, have sufficient capacity and maintenance and support requirements to satisfy the requirements of the business of the Company, as currently conducted, with regard to information and communications technology, data processing and communications. The Company has safeguarded its Business Systems with commercially reasonable information security controls, and disaster recovery and business continuity practices.

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(e)       The Company maintains policies and procedures regarding data security, privacy, and personal information that are commercially reasonable and, in any event, materially comply with all obligations to its customers and with all applicable Laws. Except as disclosed in Schedule 4.13(e)(1), the Company has required all officers, directors, employees, subcontractors, consultants, contractors, and other persons having or having had access to the Company’s confidential information or Intellectual Property or to such third party’s confidential information or Intellectual Property to execute valid, enforceable written agreements requiring them to maintain the confidentiality of such information and Intellectual Property and use such information and Intellectual Property only for the benefit of the Company or such third party in the ordinary course of employment or Contract performance for the Company. Except as set forth in Schedule 4.13(e)(2) of the Disclosure Schedule, to the Knowledge of the Company, no employee, consultant, contractor, or subcontractor of the Company has transferred or disclosed any Intellectual Property or confidential or proprietary information to the Company or to any third party or otherwise used, transferred or disclosed any Intellectual Property in violation of any Law or any term of any employment agreement, confidentiality or non-disclosure agreement, patent or invention disclosure agreement or other Contract relating to the relationship of such employee with the Company or any prior employer. There has been no successful data security breach of any Company Business Systems, unauthorized intrusions, or unauthorized acquisition, access, use or disclosure of any information related to the Company, whether owned, transmitted, used, stored, received or controlled by or on behalf of the Company within the last four (4) years.

(f)       Except as set forth in Schedule 4.13(f) of the Disclosure Schedule, each person employed or engaged or formerly employed or engaged as an employee, officer, manager, consultant, independent contractor, subcontractor and any other person, in each case, who contributed to, developed, or conceived on behalf of the Company any part of any Intellectual Property owned or purported to be owned by the Company, (i) is or was a party to a valid and enforceable (except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles) written agreement that conveys or conveyed to the Company all such person’s right, title and interest in and to all Intellectual Property that was contributed to, developed by, or conceived by such person in the scope of such person’s employment with or engagement on behalf of the Company or (ii) is or was employed to develop Intellectual Property all of which under U.S. Copyright Law is a work made for hire, the Copyright of which is owned by the Company. The Company does not use or license any Intellectual Property owned by any manager, director, officer, employee or consultant of the Company.

(g)       Except as set forth in Schedule 4.13(g) of the Disclosure Schedule, no Open Source Software was or is used in, incorporated into, integrated with, or bundled by the Company with any Company Intellectual Property distributed by the Company in a manner (i) that would require any portion of the Company Intellectual Property (A) to be disclosed or distributed to any third party, (B) to be disclosed or distributed in source code form, (C) to be licensed to any third party, including for the purpose of making modifications or derivative works, or (D) to be redistributable at no charge; or (ii) which would otherwise impose any other material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Intellectual Property. The Company is in material compliance with the license terms for all Open Source Software used by the Company Databases.

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Section 4.14 Databases.

(a)       Schedule 4.14(a) contains a complete and accurate list of all material Databases that are collected, held or used by the Company for which the Company is the licensee or lessee or which the Company has otherwise obtained the right to use (“Licensed Databases”). The Company has made available to Surviving Entity true and complete copies of all Contracts under which the Company has the right to use any such Licensed Databases. The Company is in material compliance with all material provisions of any Contract pursuant to which the Company has the right to use the Licensed Databases.

(b)       Schedule 4.14(b) contains a list or description of all material databases containing data used, recorded, stored, transmitted and retrieved in electronic or paper form licensed to customers in the conduct of the Company’s business owned by the Company and which are used or held for use in the Company’s business (“Owned Databases”). The Company is the owner of all right, title and interest in and to each element of the Owned Databases including all data, data elements and information contained in such Owned Databases and such Owned Databases. Such Owned Databases and Licensed Databases (collectively, the “Company Databases”), constitute all material Databases collected, held or used in the business. Except as set forth on Schedule 4.14(b), the consummation of the transactions contemplated by this Agreement will not cause a breach under any license or lease pursuant to which the Company has otherwise obtained the right to use the Company Databases or impair the ability of the Company to use the Company Databases in materially the same manner as such Company Databases are currently used by the Company.

Section 4.15 Absence of Certain Changes. Except as set forth in Schedule 4.15, since the Reference Balance Sheet Date the Company has conducted its business only in, and has not engaged in any transaction other than according to, the Ordinary Course of Business, and there has not occurred: (a) any Material Adverse Effect; (b) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance; (c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, equity or property) in respect of the Shares or other securities of the Company, or any repurchase, redemption or other reacquisition of any Shares or other securities of the Company, or agreed to do any of the foregoing; (d) any sale, transfer or other disposition of any of its assets except (i) assets which were obsolete, (ii) inventory sold in the Ordinary Course of Business, or (iii) non-exclusive licenses granted to customers in the Ordinary Course of Business; (e) any change in the Company’s accounting principles, practices or methods; (f) any issue or sale of any Shares, bonds or other securities of any type whatsoever of the Company; (g) any capital expenditures which are not set forth in the annual budget; (h) any increase in its indebtedness for borrowed money or any loan or advance made to any Person, or assumed, guaranteed or otherwise become liable with respect to the obligation of any Person; (i) any cancellation of any debts or claims owed to it, or any amendment, termination or waiver of any rights of value to the Company; (j) write down of the value of any assets owned, leased or otherwise used by the Company, including inventory and capital lease assets, except on account of depreciation and amortization in the Ordinary Course of Business; (k) any acquisition, sale, assignment, transfer, termination, disposition or license, whether from or to any Person, of any Intellectual Property other than in the Ordinary Course of Business; (l) any write-off of any accounts receivable, or any portion thereof, as uncollectible; (m) any amendment to material Tax Returns, any change in any material Tax election or Tax accounting method or period, or any settlement or compromise of any Tax liability; or (n) any agreement or commitment to take any of the actions referred to in clauses (c) through (m) above. Since the Reference Balance Sheet Date, except as set forth in Schedule 4.15, there has not been any increase in or the acceleration of vesting or payment of the compensation payable or that could become payable by the Company other than in the Ordinary Course of Business to: (x) any Representatives of the Company, or (y) any employee, director, manager or independent contractor of the Company, and there has not been any amendment or termination of any of its Compensation and Benefit Plans.

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Section 4.16 Accounts Receivable. The accounts receivable appearing on the Reference Balance Sheet represent valid, actual, bona fide obligations owing to the Company and, to the Company’s Knowledge are fully collectible without set off or counterclaim by the Company, net of reserves. The accounts receivable arising from the Reference Balance Sheet Date through the Closing Date represent valid obligations owing to the Company and, to the Company’s Knowledge, as of the Closing Date, are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company, net of reserves. Any reserves provided for accounts receivable in the financial books and records of the Company have been or will be computed in accordance with the Accounting Principles. Except as set forth in Schedule Section 4.16, up to the Closing Date, the Company’s rights in respect of accounts receivable, and under any security related thereto, have been enforced by the Company in the Ordinary Course of Business consistent with past practices.

Section 4.17 Bank Accounts. Schedule 4.17 hereto sets forth a list of all bank accounts, certificates of deposit and safe deposit boxes of the Company including the name and address of each bank branch and the names of those persons authorized to sign thereon as of the date of this Agreement.

Section 4.18 Compliance with Laws.

(a)       Except as set forth in Schedule 4.18(a), the Company is and the business of the Company is being conducted in all material respects in compliance with all Laws applicable to the Company, its business, its assets or the Company Capital Stock. No Proceeding by any Governmental Entity with respect to the Company or affecting any of its properties or assets is pending or, to the Company’s Knowledge, threatened and no Governmental Entity has indicated an intention to conduct the same. To the Company’s Knowledge, no change is required in the Company’s processes, properties or procedures in connection with any such Laws and the Company has not received any notice or communication, whether written or oral, of any noncompliance with any such Laws that has not been cured as of the date hereof.

(b)       Schedule 4.18(b) sets forth the Permits that have been obtained by the Company, and such Permits are (i) all valid and in full force and effect and (ii) all of the Permits required for the Company to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. The execution, delivery and performance of this Agreement or any Transaction Document, and the consummation of the transactions contemplated hereby and thereby, will not result in a violation of or default under and will not cause the revocation or cancellation of any Permit. The Company has not received any communication and, to Company’s Knowledge, there are no facts or circumstances, which would reasonably lead it or them to believe that any of the Permits are not currently in good standing. The Company has kept all required records and has filed with Governmental Entities all required notices, supplemental applications and annual or other reports required to maintain any Permits to the operation of the Company’s business.

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Section 4.19 Environmental Matters. Except as disclosed in Schedule 4.19 hereto: (i) the Company has complied with all applicable Environmental Laws in all material respects; (ii) the Company does not have any liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties currently or formerly owned or operated by the Company; (iii) the Company does not have any liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property; (iv) the Company is not in violation of or has any liability under any Environmental Law for any release or threat of release of any Hazardous Substance; (v) the Company has not received any written notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (vi) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity under any Environmental Law or relating to Hazardous Substances; and (vii) to the Company’s Knowledge, there are no circumstances or conditions involving the Company that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its property pursuant to any Environmental Law.

Section 4.20 Contracts and Commitments.

(a)       Except as set forth in Schedule 4.20(a), neither the Company nor any of its properties or other assets is subject to any:

(i)       Contract by which the Company has sold or agreed to sell services to a customer during the 2019 fiscal year or to date during the 2020 fiscal year in excess of Seventy Five Thousand Dollars ($75,000) in any twelve-month period and for which any obligations of any party thereto remain unperformed or unsatisfied;

(ii)       Contract by which the Company has purchased or agreed to purchase goods or services from a supplier in excess of Seventy Five Thousand Dollars ($75,000) in any twelve-month period and for which any obligations of any party thereto remain unperformed or unsatisfied;

(iii)     covenant not to compete or other covenant (A) limiting or restricting the development, marketing, distribution or sale of any of the products or services of the Company or any future line extension of such products or services into other forms, (B) limiting or restricting the ability of the Company to enter into any market or line of business or to compete with any other Person, or (C) restricting or prohibiting the Company from transacting business or dealing in any manner with any other Person;

(iv)     Contract that contains a “most-favored nation” or “most-favored-customer” clause;

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(v)      Contract with any Affiliate, director, officer, manager, equityholder, or Employee of the Company;

(vi)     management, employment, service, consulting, severance, incentive, transaction bonus or other similar type of Contract, including any agreement pursuant to which any severance, golden parachute or bonus payments are due to Employees, directors, managers or Independent Contractors in connection with a change of control of the Company;

(vii)    profit sharing, equity option, equity purchase, equity appreciation, deferred compensation or other material plan or agreement for the benefit of the Company’s present and former employees or independent contractors;

(viii)   Company IP Contracts;

(ix)      mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument or agreement either (A) creating or granting an Encumbrance upon any of the material properties or assets of the Company (other than Permitted Encumbrances), or (B) requiring the payment of penalties or other costs upon the early payment, termination or retirement of any amounts owing thereunder;

(x)       collective bargaining agreement or other Contract with any labor union or association representing Employees;

(xi)      Contract establishing, creating or governing any partnership, alliance, affiliation, subcontract, joint venture, limited liability company, limited liability partnership or similar relationship;

(xii)     Contract to make any capital expenditures or capital additions or improvements in an amount in excess of Twenty Five Thousand Dollars ($25,000) and for which any obligations by any party remain;

(xiii)    guaranty, surety or similar Contracts by which the Company makes itself primarily or contingently liable in respect of any indebtedness of any other Person;

(xiv)    agency, dealer, sales representation or other similar Contract;

(xv)     Contract providing for the indemnification of any current or former Representative of the Company;

(xvi)    any teaming agreement in respect of any Government Contract or Government Bid;

(xvii)   Company Leases;

(xviii) Contracts under which a default by the Company under such Contract or a termination right by the customer under such Contract (i) would not arise or (ii) would not arise for a period of thirty (30) days if (A) the interruption of the delivery of a service or product of the Company results from the COVID-19 Pandemic, or (B) the delivery of a service or product of the Company otherwise not in compliance with such Contract results from the COVID-19 Pandemic; or

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(xix)  Contract entered into outside the Ordinary Course of Business or that is otherwise material to the Company.

Contracts required to be disclosed on Schedule 4.20(a) hereto pursuant to this Section 4.20(a), are hereinafter referred to as “Material Contracts.”

(b)       Each Material Contract is a valid and binding obligation of the Company, in full force and effect and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing. Neither the Company nor, to the Company’s Knowledge, any other party to any Material Contract, is in material violation of or in material default under any Material Contract, and, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that, with or without notice, lapse of time or both, would reasonably be expected to (i) result in a violation of or default under any Material Contract, (ii) give any party the right to cancel, terminate or modify any Material Contract, or (iii) give any party to any Material Contract the right to seek damages or other remedies.

(c)       The Company has made available to the Surviving Entity true, correct and complete copies of all Material Contracts as currently in effect, and except as set forth in Schedule 4.20(c), there have been no oral or written modifications, amendments or waivers with respect to of any of the terms of any of the Material Contracts.

Section 4.21 Insurance.

(a)       Schedule 4.21 hereto sets forth (i) the policies of insurance presently in force covering the Company, including, without restricting the generality of the foregoing, those covering public liability, personnel, properties, buildings, equipment, furniture, fixtures and operations, specifying in each case the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) any fidelity or performance bonds placed by the Company; (iii) all outstanding insurance claims by the Company for damage to or loss of property or income which have been referred to insurers or which the Company believes to be covered by commercial insurance and (vi) any agreements, arrangements or commitments by or relating to the Company under which the Company indemnifies any other Person or is required to carry insurance, fidelity bonds or performance bonds for the benefit of any other Person. The Company has delivered or made available to the Surviving Entity complete and correct copies of the policies and agreements set forth on Schedule 4.21, together with “loss runs” for the past three (3) years based on information received from the Company’s insurance carrier(s) or broker(s).

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(b)       The insurance policies, fidelity bonds and performance bonds set forth on Schedule 4.21 are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy or bond. Such policies and bonds (i) are sufficient for compliance in all respects with all requirements of applicable Law and all agreements relating to the Company; (ii) are valid, outstanding and, to the Company’s Knowledge, enforceable policies, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law); (iii) subject to obtaining the Company Non-Governmental Consents, will remain in full force and effect through the respective dates set forth in Schedule 4.21 without the payment of additional premiums; and (iv) subject to obtaining the Company Non-Governmental Consents, will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance or bonds, nor has any such coverage been limited, by any insurance carrier or surety company to which the Company has applied for any such insurance or bonds or with which the Company has carried insurance or obtained bonds during the last five (5) years.

Section 4.22 Affiliate Arrangements; Affiliate Interests.

(a)       Except as set forth in Schedule 4.22(a), there have been no transactions, agreements, arrangements, understandings, obligations, liabilities or claims (“Affiliate Arrangements”) between the Company and a Person (i) that is an Affiliate of the Company or (ii) with respect to which any Affiliate of the Company, or any member of the immediate family of any such Affiliate, owns more than ten percent (10%) of the voting equity of such Person. Except as set forth on Schedule 4.22(a), any such Affiliate Arrangements were entered into in the Ordinary Course of Business and on commercially reasonable terms and conditions. Any accounts due and payable by the Company to any Affiliate thereof are recorded on the Company Records, as the case may be, at their fair market value. Since the Reference Balance Sheet Date, there has been no repayment, forgiveness or other release of indebtedness owed by or to a Person not at arms-length with the Company.

(b)       Except as set forth in Schedule 4.22(b), no equityholder, member, manager, employee, officer, director or other Representative of the Company has any interest in any property, real or personal, tangible or intangible, including, without limitation, any Intellectual Property, used in or pertaining to the business of the Company.

Section 4.23 Customers.

(a)       Since January 1, 2019, the Company maintains and has maintained reasonably good commercial working relationships with its customers, no event has occurred that would reasonably be expected to materially and adversely affect the Company’s relations with any Material Customer.

(b)       Schedule 4.23 contains a list of the top twenty (20) customers (the “Material Customers”) by revenue of the Company during the 2020 fiscal year and during the 2021 fiscal year to date together with, in each case, the amount billed to, and revenue received from, each Material Customer during such periods.

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(c)       Except as set forth in Schedule 4.23, no Material Customer has notified the Company in writing that it intends to change its relationship or any material terms upon which it will conduct business with the Company (such as an intention to terminate or not renew a contract, to revise pricing, to decrease volume or to change the products purchased) which would have an economic consequence in excess of Twenty Five Thousand Dollars ($25,000).

Section 4.24 Privacy Laws. The Company, and to the Company’s Knowledge, each of its Employees and Independent Contractors in connection with providing services for the Company, have complied in all material respects with, and are in material compliance with, all applicable Laws and Contract provisions governing data protection, privacy and the use of personal or individually identifiable information howsoever defined under such Laws. Except as set forth on Schedule 4.24, the Company does not collect, possess or process any information which is subject to the data protection, privacy or any similar Laws of any jurisdiction outside of the U.S.

Section 4.25 Government Contract and Regulatory Matters.

(a)       Lists of Government Contracts and Government Bids.

(i)       Schedule 4.25(a)(i) sets forth, as of the date hereof, a current, complete and accurate list of each Current Government Contract. Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company and, to the Company’s Knowledge, all other parties thereto. To the Company’s Knowledge, each Current Government Contract was awarded in compliance with applicable Law. The Company has not received notice that any Current Government Contract is currently the subject of bid or award protest proceedings. The Company has delivered or otherwise made available to the Surviving Entity complete and correct copies of each such Current Government Contract, including each open purchase order, task order or delivery order issued under such Current Government Contracts.

(ii)       Schedule 4.25(a)(ii) sets forth a current, complete and accurate list of each Government Bid. The Company has delivered or otherwise made available to the Surviving Entity complete and correct copies of all such Government Bids.

(iii)       Schedule 4.25(a)(iii) sets forth a current, complete and accurate list of each Current Government Vendor Subcontract and the Current Government Contract to which the Current Government Vendor Subcontract relates. The Company has delivered or otherwise made available to the Surviving Entity complete and correct copies of all such Current Government Vendor Subcontracts.

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(iv)       Except as set forth on Schedule 4.25(a)(iv), there exists no Current Government Contract or Government Bid (A) in connection with which the Company represented to any Governmental Entity, prime contractor or third party that the Company qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) concern, a Service-Disabled Veteran- Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status (collectively, “Preferred Bidder Status”); or, (B) in the case of a Current Government Contract, that the Company would not have been eligible or invited to submit a bid or receive but for its Preferred Bidder Status.

(b)        Representations and Warranties Regarding Government Contracts and Government Bids.

(i)       Except as set forth on Schedule 4.25(b)(i), no Current Government Contract was, at the time of award or currently, dependent upon the Company having any Preferred Bidder Status, and no Government Bid required the Company to certify or represent that it had Preferred Bidder Status either to be eligible for award or to receive credit under the evaluation criteria of the Solicitation to which the Government Bid relates. In the past six (6) years, the Company has not submitted a Government Bid or been awarded a Government Contract which the Company was ineligible to be awarded due to its business classification at the time such Government Bid was submitted in connection with a procurement reserved or set-aside for companies having a Preferred Bidder Status which the Company did not have.

(ii)       During the past six (6) years, none of the Company’s revenue, sales volume or orders has been reduced (except for fluctuations in the Ordinary Course of Business) or canceled. Except as set forth on Schedule 4.25(b)(ii), no Current Government Contract is required to be terminated or reduced in any way by a Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

(iii)       With respect to each Government Contract and Government Bid, during the preceding six (6) years:

(A)       The Company has complied, in all material respects, with all terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly and by reference and including any requirements relating to the charging of prices or costs, minimum qualifications of personnel, warranties, industrial funding fees and price reductions. To the Company’s Knowledge, no event has occurred in connection with a Current Government Contract or Government Bid which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a material default or breach of a Current Government Contract.

(B)       The Company has complied, in all material respects, with all applicable Laws pertaining to each Government Contract or Government Bid, including the following Laws to the extent applicable: the Truth in Negotiations Act of 1962, the Service Contract Act of 1965, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the FAR, the Cost Accounting Standards, the International Traffic in Arms Regulation or other export control Laws.

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(C)       All representations and certifications made, acknowledged or set forth in or pertaining to each Government Contract or Government Bid were current, accurate and complete, in all material respects, as of their effective date, and all such representations and certifications have continued to be current, accurate and complete, in all material respects, to the extent required by the terms of a Government Contract or applicable Law. The Company has not submitted a Government Bid or been awarded a Government Contract based upon material misrepresentations or inaccuracies in representations and certifications executed in connection therewith or contained in the System for Award Management.

(D)       All invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional payments, submitted by or on behalf of the Company in connection with a Government Contract were current, accurate and complete, in all material respects, as of their applicable submission dates.

(E)       All certified cost or pricing data submitted by or on behalf of the Company in connection with a Government Contract or Government Bid were current, accurate and complete in all material respects as of the certification date.

(F)       The Company has, to the extent required by applicable Laws and the terms of its Government Contracts, maintained systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, that are in compliance, in all material respects, with all requirements of the Government Contracts.

(G)       Except as set forth on Schedule 4.25(b)(iii)(G) no Government Contract has been terminated for convenience or default.

(H)       The Company has not received any cure notice or show cause notice regarding performance of a Government Contract or any notice of, claim for, or assertion of, a condition of default, breach of contract, or material violation of applicable Law, in connection with a Government Contract or Government Bid.

(I)       Except as set forth on Schedule 4.25(b)(iii)(I), there has not been any withholding or set-off of any payments by a Governmental Entity or prime contractor or higher-tier subcontractor nor, to the Company’s Knowledge, has there been any attempt to withhold or set-off, any payments due under any Government Contract on any basis, including the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Entity, prime contractor or higher-tier subcontractor or any of their audit representatives, nor to the Company’s Knowledge would any such withholding or set-off reasonably be expected to occur.

(J)       The Company has not performed any activities under any Government Contract and, to the Company’s Knowledge, no other facts exist, that would reasonably be expected to create or result in the Company having an actual Organizational Conflict of Interest as defined in FAR subpart 9.5 or other applicable Laws, as related to any of the Company’s other Government Contracts.

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(K)       The Company has not received written notice or, to the Company’s Knowledge oral notice, that any of its subcontractors, teaming partners, consultants, agents or representatives has violated any applicable Law in connection with any Government Contract or any Government Bid for which the Company would reasonably be expected to incur any material liability.

(L)       Except as set forth on Schedule 4.25(b)(iii)(L), no Government Contract has, to date, or, to the Company’s Knowledge, is currently projected to have, fully burdened costs incurred in excess of the Government Contract fixed price, or, in the case of flexibly-priced or cost-reimbursement Contracts, would reasonably be expected to have fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract.

(M)       The Company is not subject to any forward pricing rate agreements as described in FAR section 15.407-3 or FAR subpart 42.17.

(N)       The Company has not received any past performance evaluations or ratings below “Satisfactory” pertaining to any Government Contract.

(c)       Investigations, Audits and Internal Controls. Except as set forth on the Schedule 4.25(c), at all times over the past six (6) years, with respect to any Government Contract or Government Bid:

(i)       The Company has not received any written notice or, to the Company’s Knowledge oral notice,, of any pending claim or, to the Company’s Knowledge, any reasonable basis to give rise to any claim against the Company for fraud or under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act, or other applicable Law.

(ii)       The Company has not been served with any document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company, or any of its officers, employees, Affiliates, agents or representatives in connection with or related to any Government Contract or Government Bid.

(iii)       The Company has not received any notice that it, or any of its predecessors, officers, directors, employees, Affiliates, agents or representatives, has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Entity (other than routine audits by the Government Audit Agency in the Ordinary Course of Business) with respect to any Government Contract, Government Bid or applicable Law, including any audit relating to a suspected, alleged or possible violation of United States civil or criminal False Claims Acts or the United States Procurement Integrity Act, provision of defective or non-compliant products or services, mischarging of prices or costs, misstatements of fact, or other acts, omissions or irregularities relating to any Government Contract or Government Bid.

(iv)       Neither the Company nor, to the Company’s Knowledge, any other Person, has conducted any internal audit, review or inquiry (whether or not any outside legal counsel, auditor, accountant or investigator was engaged) with respect to any suspected, alleged or possible violation of any Government Contract, Government Bid or applicable Law.

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(v)       The Company has not made, and, to the Company’s Knowledge, is not and has never been required to make, any disclosure to a Governmental Entity under FAR Subpart 3.1003 or FAR clause 52.203-13.

(vi)       Neither the Company nor, to the Company’s Knowledge, any predecessor of the Company has made a voluntary disclosure to any Governmental Entity with respect to any alleged suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other improper act or omission arising under or relating to any Government Contract or Government Bid.

(vii)       The practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with a Government Contract or Government Bid are, in all material respects, in compliance with applicable Laws, including FAR Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent such requirements are applicable and no audit by a Governmental Entity (including the Government Audit Agency) in the past six (6) years has questioned such costs or identified any other failure to comply, in all material respects, with contractual requirements or applicable Law.

(viii)       Schedule 4.25(c)(viii) lists each draft or final written audit report received by the Company and issued by any Governmental Entity (including the Government Audit Agency) with respect to any Government Contract, Government Bid or any direct or indirect cost or other accounting practice of the Company. The Company has delivered or otherwise made available to the Surviving Entity correct and complete copies of each such report.

(d)       Debarment, Suspension and Exclusion.

(i)       Neither the Company nor, to the Company’s Knowledge, any Affiliates, officers, directors, employees, agents, or any “Principal” (as defined in FAR 2.101) of the Company are, or have been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any Government Contract, nor, are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor to the Company’s Knowledge has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past six (6) years.

(ii)       The Company has not been determined by a Governmental Entity to be non-responsible or ineligible for award of a Government Contract within the past six (6) years.

(e)       Claims, Disputes, Requests for Equitable Adjustment and Financing. With respect to Government Contracts and Government Bids. Except as described on Schedule 4.25(e):

(i) The Company does not have any outstanding requests for equitable adjustment or claims asserted against or, to the Company’s Knowledge, by, a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to a Government Contract or Government Bid.

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(ii)       The Company has not received written notice or, to the Company’s Knowledge oral notice, of any material disputes between the Company and any Governmental Entity under the Contract Disputes Act or any other applicable Law governing disputes arising under such Government Contracts. To the Company’s Knowledge, there are no outstanding disputes between any prime contractor for which the Company serves as a subcontractor under the Contract Disputes Act or any other applicable Law governing disputes arising under such Government Contracts.

(iii)       The Company has not received written notice or, to the Company’s Knowledge oral notice, of any material disputes between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.

(iv)       There are no financing arrangements or assignments of proceeds with respect to any Current Government Contract other than as provided in the Company’s commercial bank or financing documents set forth on Schedule 4.20(a).

(f)       Backlog and Government Property.

(i)       Schedule 4.25(f)(i) sets forth for each Current Government Contract having backlog as of June 30, 2021, the dollar amounts of Funded Backlog and Unfunded Backlog of the Company thereunder as of such date (calculated by the Company consistent with past practice) and the name of the customer. All of the Current Government Contracts constituting the backlog of the Company (A) were entered into in the Ordinary Course of Business and (B) management of the Company believes in good faith that such Current Government Contracts are capable of performance in accordance with the terms and conditions of each such Current Government Contract by the Company without a total Contract loss (without consideration of general and administrative expenses). For purposes of this Agreement, “Funded Backlog” means the total amount of funding allotted to a Government Contract minus the total amount of direct costs, indirect costs and profit or fee allocable to such Government Contract, and the term “Unfunded Backlog” means the total price or estimated cost of a Government Contract minus the total amount of direct costs, indirect costs and profit or fee allocable to such Government Contract.

(ii)       Schedule 4.25(f)(ii) identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company, and in the Company’s possession as of the date hereof, by or on behalf of a Governmental Entity (the “Government Furnished Items”), the current locations thereof and the Government Contract pursuant to which such Government Furnished Items were issued. The Company has complied, in all material respects, with all of its obligations relating to the Government Furnished Items and upon the return thereof to any Governmental Entity in the condition thereof on the date hereof, the Company would reasonably be expected to have no liability with respect thereto.

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(g)       Security Clearances. Where applicable, each employee of the Company possesses all United States Government personnel security clearances required to perform his/her work under the Current Government Contracts requiring such clearances (“Personnel Security Clearances”) and the Company possesses all facility security clearances required to perform the Government Contracts requiring such clearances (“Facility Security Clearances”) and (i) where applicable, to the Company’s Knowledge, the subcontractor(s) and independent contractor(s) of the Company possess all necessary security clearances required to perform the Current Government Contracts of the Company requiring such clearances; (ii) except to the extent disclosure thereof is prohibited by applicable Law, Schedule 4.25(g) sets forth a true and complete list of all Facility Security Clearances held by the Company and all Personnel Security Clearances held by the employees of the Company (by category only) to the extent held or required in connection with the work performed on a Current Government Contract on behalf of the Company. The clearances set forth on Schedule 4.25(g) are all of the Facility Security Clearances and Personnel Security Clearances reasonably necessary to conduct the current business of the Company; (iii) all requisite Personnel Security Clearances and Facility Security Clearances are valid and in full force and effect; and (iv) where applicable, the Company is in compliance with all material requirements of the National Industrial Security Program Operating Manual (“NISPOM”), and any other similar requirements in the Company’s Current Government Contracts requiring such clearances.

(h)       Export Control. The Company is registered with the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) as a manufacturer of defense articles or furnisher of defense services pursuant to the International Traffic in Arms Regulations (“ITAR”). The Company has not received written notice that it is the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by any Governmental Entity or made a voluntary disclosure with respect to violations of applicable Laws relating to the import, export or re-export of products, technology, software, services or other information from the United States. The Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, in violation of applicable Law.

(i)       Government Relations. Neither the Company nor, to the Company’s Knowledge, any officers, directors, employees or agents of the Company (or members, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company), have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the Company’s business, including any offer, payment or promise to pay money or other thing of value (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (ii) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes. The Company’s business is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. The Company has not otherwise taken any action that would reasonably be expected to cause the Company to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, the Anti-Kickback Act of 1986 (the “Anti-Kickback Act”), Laws restricting the payment of contingent fee arrangements, or any applicable Laws of similar effect. To the Company’s Knowledge, there is no charge, Proceeding or investigation by any Governmental Entity with respect to a violation of the FCPA or the Anti-Kickback Act that is now pending or has been threatened with respect to the Company. The Company has not, in the past six (6) years, made any voluntary disclosure with respect to a possible violation of the FCPA or the Anti-Kickback Act.

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(j)       Trade Compliance Laws and Customs Laws.

(i)       The Company, its Affiliates, and their respective officers, directors, managers, employees and agents have complied at all times in all material respects, and are in compliance in all material respects with all applicable Trade Compliance Laws. The Company and, to the Company’s Knowledge, its Affiliates, (A) have not directly or indirectly, exported, reexported, sold or otherwise transferred (including transfers to non-U.S. persons located in the United States) any supplies, software, technology or services subject to Trade Compliance Laws in violation of Trade Compliance Laws; (B) where required by applicable Law, have notified recipients of such supplies, software, technology or services of the potential applicability of Trade Compliance Laws to the recipients’ use or other disposition thereof; and (C) have not engaged in any other transactions, or otherwise dealt, with any Person with whom U.S. persons are prohibited from dealing under Trade Compliance Laws, including, for example, any Person designated by the Office of Foreign Assets Control on the list of Specially Designated Nationals and Blocked Persons.

(ii)       The Company has not received notice, written or otherwise, of any charge, proceeding or investigation by any Governmental Entity with respect to a violation of any applicable Trade Compliance Laws that is now pending or, to the Company’s Knowledge, has been threatened with respect to the Company.

(iii)       The Company is in compliance in all material respects with all applicable U.S. and non-U.S. customs Laws and regulations (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of supplies or services by the Company. The Company has not received notice, written or otherwise, of any charge, proceeding or investigation by any Governmental Entity with respect to a violation of any applicable Customs Laws that is now pending or, to the Company’s Knowledge, threatened with respect to the Company.

(iv)       Except as set forth on Schedule Section 4.25(j)(iv), the Company has not, in the past six (6) years, made any voluntary disclosure with respect to a possible violation of Trade Compliance Laws or Customs Laws to any Governmental Entity.

(k)       Intellectual Property Under Government Contracts. Schedule 4.25(k) sets forth a true and complete list of all of the Owned Intellectual Property that was developed using funds from a Governmental Entity. The Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the cognizant Governmental Entity or prime contractor, subcontractor, vendor, or other authorized Person. The Company has not granted to any government entity or university, college, or other educational institution or research center, either expressly, or by any act or omission, any unlimited, unrestricted, exclusive or government purpose rights, or any similar rights in Owned Intellectual Property or Company products and services.

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(l)         Multiple Award Schedules.

(i)       Except as disclosed on Schedule 4.25(l)(i), the Company has not at any time charged the U.S. government a price higher than its commercial customers or basis of award customers with respect to each multiple award schedule Current Government Contract (each a “MAS Contract”).

(ii)       Except as set forth on Schedule 4.25(l)(ii), the Company has complied with the notice and pricing requirements of the price reduction clause in each Current MAS Contract, and there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company’s failure to comply with the price reduction clause. The Company has not offered any discounts to any of its customers in violation of the price reductions clause of any of its MAS Contracts.

(iii)       Except as set forth on Schedule 4.25(l)(iii), the Company has complied with all payment requirements of the industrial funding fee in each MAS Contract, and there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon the Company’s failure to comply with the industrial funding fee payments.

Section 4.26 Brokers and Finders. Neither the Company nor any of the Company’s Representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.27 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE COMPANY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE SURVIVING ENTITY, ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO THE SURVIVING ENTITY, ITS AFFILIATES OR REPRESENTATIVES BY ANY STOCKHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF ANY STOCKHOLDER, HOLDCO OR THE COMPANY).

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally, but not jointly, represents and warrants to the Surviving Entity as of the date hereof and again as of the Closing Date that:

Section 5.1 Authorization of Transaction; Binding Agreement for Stockholders and Holdco.

(a)       Such Stockholder has the full right, capacity and power to enter into this Agreement and each of the other Transaction Documents to which he is a party. All necessary action on the part of such Stockholder has been taken to authorize the execution and delivery of this Agreement and the performance of his obligations hereunder and the consummation of the transactions contemplated hereby.

(b)       This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable against him in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

(c)       Holdco is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all corporate requisite power and authority to own (or, as applicable, lease) and operate its properties and assets and to carry on its business as presently conducted. Holdco has made available to the Surviving Entity a complete and correct copy of its Governing Documents. The Governing Documents of Holdco are in full force and effect and, except as provided in this Agreement, no proceeding for the amendment thereof is pending or currently contemplated, and Holdco is not in violation of any provision of its Governing Documents.

(d)       Holdco has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which Holdco is a party have been executed and delivered by Holdco and constitute valid, binding and enforceable obligations of Holdco, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing.

Section 5.2 Noncontravention.

(a)       Neither the execution and the delivery of this Agreement by such Stockholder, nor the consummation of the transactions contemplated hereby by such Stockholder, will: (a) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or law, statute, rule or regulation of any Governmental Entity to which such Stockholder is subject, (b) violate any provisions of any trust document of any Stockholder that is a trust or (c) violate or constitute a default under, result in the termination of, accelerate the performance required by any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument of such Stockholder, or by which such Stockholder or any of his respective assets, is bound.

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(b)       Neither the execution and the delivery of this Agreement by Holdco, nor the consummation of the transactions contemplated hereby by Holdco, will: (a) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or law, statute, rule or regulation of any Governmental Entity to which Holdco is subject or (b) violate or constitute a default under, result in the termination of, accelerate the performance required by any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument of Holdco, or by which Holdco or any of its assets, are bound.

Section 5.3 Ownership of Shares.

(a)       Such Stockholder holds of record and owns beneficially the number of shares of Holdco Capital Stock set forth next to his name on Schedule I hereto free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), liens or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Such Stockholder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Stockholder to sell, transfer or otherwise dispose of any shares of capital stock of Holdco.

(b)       Holdco holds of record and owns beneficially one hundred percent (100%) of the issued and outstanding shares of Company Capital Stock free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), liens or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Holdco is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Holdco to sell, transfer or otherwise dispose of any shares of capital stock of the Company.

Section 5.4 Consents.

(a)       No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Entity or other Person is required for the execution and delivery by such Stockholder of this Agreement or any other Transaction Document to which it is a party, or for the consummation by such Stockholder of the transactions contemplated hereby or thereby.

(b)       No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Entity or other Person is required for the execution and delivery by Holdco of this Agreement or any other Transaction Document to which it is a party, or for the consummation by Holdco of the transactions contemplated hereby or thereby.

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Section 5.5 Litigation.

(a)       There are no pending Proceedings and, to such Stockholder’s knowledge, no Person has threatened to commence any Proceeding against such Stockholder, or to enjoin the transactions contemplated by this Agreement or any Transaction Document related hereto, or involving any of the Stockholder’s properties or rights. No event has occurred or circumstance exists which, to such Stockholder’s knowledge, could reasonably be expected to give rise to or serve as a valid basis for the commencement of any Proceeding by or against such Stockholder.

(b)       There are no pending Proceedings and, to such Stockholder’s knowledge, no Person has threatened to commence any Proceeding against Holdco, or to enjoin the transactions contemplated by this Agreement or any Transaction Document related hereto, or involving any of Holdco’s properties or rights. No event has occurred or circumstance exists which, to such Stockholder’s knowledge, could reasonably be expected to give rise to or serve as a valid basis for the commencement of any Proceeding by or against Holdco.

Section 5.6 Brokers and Finders. Neither Holdco nor such Stockholder has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.7 Investment Intention. Each Stockholder is acquiring through the Merger the shares of Surviving Entity Common Stock for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Each Stockholder understands that the shares of Surviving Entity Common Stock have not been registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.8 Purchase Entirely for Own Account. Each Stockholder hereby confirms that the Surviving Entity Common Stock to be acquired by such Stockholder will be acquired for investment for the Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Stockholder further represents that such Stockholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Surviving Entity Common Stock.

Section 5.9 Disclosure of Information. Each Stockholder has had an opportunity to discuss the Surviving Entity’s business, management, financial affairs and the terms and conditions of the offering of the Surviving Entity Common Stock with the Surviving Entity’s management.

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Section 5.10 Accredited Investor. Each Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 5.11 No General Solicitation. At no time (a) has any Stockholder or any of its Affiliates, been presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale or purchase of the Surviving Entity Common Stock, whether or not such advertising or solicitation was received directly from the Surviving Entity or indirectly from a broker, finder or other person or entity, nor (b) has any Stockholder or any of its Affiliates attended any public meeting or seminar concerning an investment in the Surviving Entity Common Stock.

Section 5.12 Exculpation Among Stockholders. Each Stockholder acknowledges that it is not relying upon any Person in making its investment or decision to invest in the Surviving Entity. Each Stockholder agrees that neither any Stockholder nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Stockholder shall be liable to any other Stockholder for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Surviving Entity Common Stock.

Section 5.13 Residence. Each Stockholder resides in the state or province identified in the address of the Stockholder set forth on Schedule I hereto.

Section 5.14 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, SUCH STOCKHOLDER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE SURVIVING ENTITY, ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO THE SURVIVING ENTITY, ITS AFFILIATES OR REPRESENTATIVES BY ANY STOCKHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF ANY STOCKHOLDER, HOLDCO OR THE COMPANY).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SURVIVING ENTITY

The Surviving Entity hereby represents and warrants to the Company as of the date hereof and again as of the Closing Date that:

Section 6.1 Organization of the Surviving Entity; Authority; Due Execution; Capitalization.

(a)       The Surviving Entity is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair the Surviving Entity’s ability to consummate the transactions contemplated by this Agreement.

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(b)       The Surviving Entity has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is party by the Surviving Entity and the consummation by the Surviving Entity of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement and the Transaction Documents to which the Surviving Entity is party have been duly executed and delivered by the Surviving Entity and constitute the valid, binding and enforceable obligation of the Surviving Entity, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)       All issued and outstanding shares of Surviving Entity Common Stock have been duly authorized and validly issued in compliance with applicable securities Laws. Upon the consummation of the transactions contemplated by this Agreement, assuming fulfillment of all obligations of the Seller and the Stockholders hereunder, the Surviving Entity Common Stock comprising the Closing Share Consideration will be duly and validly issued to the Stockholders in accordance with this Agreement, free and clear of liens or other encumbrances, fully-paid, and non-assessable. The Surviving Entity Common Stock comprising the Closing Share Consideration, when issued to the Stockholders in accordance with this Agreement, will be eligible to freely trade and be quoted on, and is quoted on, the OTC Pink market maintained by OTC Markets, Inc. (“OTC”), and the Surviving Entity has received no notice or other communication indicating that such eligibility is subject to challenge or review by the any applicable regulatory agency, electronic market administrator, or exchange.

Section 6.2 Government Filings; No Violation.

(a)       Except as set forth in Schedule 6.2(a), no notices, reports or other filings are required to be made by the Surviving Entity (“Surviving Entity Governmental Notices”) with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Surviving Entity (“Surviving Entity Governmental Consents”) from, any Governmental Entity in connection with the execution, delivery or performance by the Surviving Entity of this Agreement or any Transaction Documents to which it is a party, or the consummation by the Surviving Entity of the transactions contemplated hereby and thereby. Schedule 6.2(a) shall clearly distinguish between Surviving Entity Governmental Notices and Surviving Entity Governmental Consents.

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(b)       The execution, delivery and performance by the Surviving Entity of this Agreement and the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in a breach or violation of, or a default, with or without notice, lapse of time or both, under (i) the Surviving Entity’s Governing Documents, or (ii) any contract to which the Surviving Entity is a party that is material to the Surviving Entity and its subsidiaries, taken as a whole, including the acceleration of any material obligations under or the creation of a material payment obligation under any such contract or the creation of an Encumbrance on any material assets of the Company. The Surviving Entity has made available to the Stockholders a complete and correct copy of its Governing Documents. The Governing Documents are in full force and effect and, except as provided in this Agreement, no proceeding for the amendment thereof is pending or currently contemplated, and the Surviving Entity is not in violation of any provision of its Governing Documents.

Section 6.3 Securities Issued at Fair Market Value. The Surviving Entity has not issued or sold any of its securities at less than fair market value to any employee, consultant or other provider of services to the Surviving Entity. The Surviving Entity has not accelerated vesting of any of the Surviving Entity’s securities in such a way as to cause the holder of such security to recognize ordinary income subject to an excise tax pursuant to Section 409A of the Code. The Surviving Entity has made available to the Stockholders true, correct and complete copies of all material agreements related to the sale of equity securities of the Surviving Entity since March 31, 2021.

Section 6.4 Litigation. There is no Proceeding pending or, to the Surviving Entity’s Knowledge, threatened against or affecting the Surviving Entity or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting the Surviving Entity or any of its properties or rights that is reasonably likely, either individually or in the aggregate, to delay the ability of Surviving Entity to consummate the transactions contemplated by this Agreement.

Section 6.5 Compliance with Law. The Surviving Entity is not in violation of any Law that would impair the Surviving Entity’s ability to consummate the transactions contemplated by this Agreement.

Section 6.6 OTC Reports. Surviving Entity has filed all documents required to be filed by it with the OTC through June 30, 2021 (collectively, the “Surviving Entity OTC Reports”). The Surviving Entity OTC Reports, including the financial statements and exhibits and schedules contained therein, (a) at the time filed, complied (giving effect to any amendments or supplements thereto filed prior to the date of this Agreement) in all material respects with the applicable requirements of the OTC, and (b) at the time they were filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), at the time of effectiveness, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Surviving Entity OTC Reports or necessary in order to make the statements made in such Surviving Entity OTC Reports, in light of the circumstances under which they were made, not misleading.

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Section 6.7 Brokers and Finders. The Surviving Entity has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 6.8 Investment Intention. Surviving Entity is acquiring through the Merger the shares of capital stock of the Company for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Surviving Entity understands that the shares of capital stock of the Company have not been registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 6.9 Tax Matters. The Surviving Entity plans and intends to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d). Furthermore, neither the Surviving Entity (nor any person related to the Surviving Entity within the meaning of Treasury Regulation Section 1.368-1(e)(4)) has any plan, intention or right (other than as set forth in this Agreement) to acquire, purchase or redeem any Surviving Entity Common Stock from the Stockholders following the Closing.

Section 6.10 Solvency. Both before and after the Closing: (a) the fair value of the assets of the Surviving Entity (on a stand alone basis), and of the Surviving Entity and its subsidiaries, including after Closing, the Company (taken as a whole), exceed their respective liabilities; (b) the Surviving Entity (on a stand-alone basis) does not have, and the Surviving Entity and its subsidiaries including after Closing, the Company (taken as a whole) do not have, unreasonably small capital; and (c) each of the Surviving Entity (on a stand alone basis), and the Surviving Entity and its subsidiaries including after Closing, the Company (taken as a whole), will be able to pay their respective liabilities as they mature or otherwise become due. Immediately after the Closing, and assuming the correctness of the Stockholders’ and Holdco’s representations herein, each of the Surviving Entity and the Company will be solvent and will have assets which have fair value in excess of its liabilities.

Section 6.10 No Other Representations; Non-Reliance. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE SURVIVING ENTITY ACKNOWLEDGES THAT THE SURVIVING ENTITY HAS NOT RELIED OR IS RELYING UPON ANY INFORMATION REGARDING THE COMPANY, HOLDCO, OR THE TRANSACTIONS (INCLUDING ANY INFORMATION IN ANY CONFIDENTIAL INFORMATION MEMORANDUM, ANY PROJECTIONS, OR ANY INFORMATION SET FORTH IN THE VIRTUAL DATA ROOM, OR ANY INFORMATION PROVIDED IN MANAGEMENT MEETINGS) OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI, THE SURVIVING ENTITY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE STOCKHOLDERS, OR THE STOCKHOLDERS’ AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED STOCKHOLDERS, THEIR AFFILIATES OR REPRESENTATIVES BY THE SURVIVING ENTITY ANY STOCKHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF THE SURVIVING ENTITY).

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ARTICLE VII

CERTAIN POST-CLOSING COVENANTS AND AGREEMENTS OF THE
STOCKHOLDERS, THE COMPANY AND THE SURVIVING ENTITY

Section 7.1 Company Non-Governmental Consents. Following the Closing, the Stockholders shall cooperate fully with the Surviving Entity, and shall use all commercially reasonable efforts to obtain any Company Non-Governmental Consents from any third parties and to deliver all notices required to be delivered under any Contracts (including Government Contracts) in connection with the transactions contemplated by this Agreement to the extent not obtained prior to the Closing, provided that the Stockholders shall not be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person.

Section 7.2 Public Announcements. The Parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any Party without the prior written consent of the Surviving Entity and the Company (or following the Closing, the Stockholders) (which consent shall not be unreasonably withheld or delayed), provided, however, that Surviving Entity may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities. Notwithstanding the foregoing, following the Effective Time, the Surviving Entity may disclose that the Merger has taken place (but not the terms thereof) to its and the Company’s customers, suppliers and employees without the prior written consent of the Stockholders.

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Section 7.3 Tax Matters.

(a)       The Stockholders, shall prepare or cause to be prepared and timely file or cause to be timely filed all income Tax Returns that are required to be filed by the Company or Holdco for a taxable period ending on or before the Closing Date (the “Stockholder Prepared Returns”). Each Stockholder Prepared Return shall be prepared in a manner consistent with past practice (except as required by Law). The Stockholders will provide Surviving Entity with copies of any such Stockholder Prepared Returns for Surviving Entity’s review and comment at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) and will make changes to each Stockholder Prepared Return as reasonably requested by Surviving Entity in writing at least five (5) Business Days prior to the date on which such Stockholder Prepared Returns is to be filed (provided that such requested changes are consistent with the past practices of the Company, if such past practices are permitted under applicable Law). The Stockholders shall be responsible for any Taxes shown as due with respect to any Stockholder Prepared Return that is a Pass-Through Tax Return and that is filed in a manner consistent with the Intended Tax Treatment. The Surviving Entity shall cause the Company to prepare and timely file all Tax Returns (other than Stockholder Prepared Returns) of the Company for Tax periods ending on or prior to the Closing that have not previously been filed and that are due (taking into account any extension) after the Closing Date, and for any Straddle Periods (the “Surviving Entity Prepared Returns”); provided, however, that the Surviving Entity shall provide each Surviving Entity Prepared Return to the Stockholders for review and comment at least thirty (30) days prior to the date on which such Surviving Entity Prepared Return is to be filed (or, if later, within ten (10) Business Days after the Closing Date), and the Surviving Entity shall consider in good faith changes to each such Surviving Entity Prepared Return reasonably requested by the Stockholders in writing at least five (5) Business Days before the date on which such Surviving Entity Prepared Return is to be filed (or, in the case of a Surviving Entity Prepared Return that is provided to the Stockholders for their review and comment later than the tenth (10th) Business Day prior to the due date of such Surviving Entity Prepared Return, within at least five (5) Business Days after such Surviving Entity Prepared Return is provided to the Stockholders by the Surviving Entity). Each Surviving Entity Prepared Return shall be prepared in a manner consistent with past practices of the Company unless otherwise required by Law. The Surviving Entity will file its U.S. federal income tax return for the taxable year that includes the Closing Date on a consolidated basis with the Company and in accordance with the rules set forth in Treasury Regulation Section 1.1502- 76(b)(1)(ii)(A)(1).

(b)       The Stockholders, on one hand, and Surviving Entity, on the other, shall each be liable for, and shall pay when due fifty percent (50%) of any transfer, documentary, sales, use, registration, stamp, value-added or other similar Taxes and fees (including any penalties and interest thereon) payable by reason of the transactions contemplated under this Agreement (“Transfer Taxes”), and the party legally obligated to do so shall file all necessary returns, reports or other filings with respect to all such Taxes.

(c)       For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company with respect to any Straddle Period, the Taxes of the Company for such Straddle Period shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle beginning on the day following the Closing Date as follows:

(i) In the case of (A) Taxes based on the income, receipts or payroll of the Company, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including sales, use and transfer Taxes), other than Transfer Taxes described in Section 7.3(b), and (C) withholding Taxes, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable Law be determined solely at the end of the taxable period); provided further, for the avoidance of doubt, that in the event the Company is treated as a member of an affiliated, consolidated, combined, unitary or similar group with the Surviving Entity or its Affiliates on the Closing Date, the Taxes of the Company with respect to such group shall be determined on a standalone basis without taking into account items of income, gain, deduction, loss or credit attributable to other members of the group; and

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(ii) In the case of Taxes not described in Section 7.3(c)(i) for a Straddle Period (e.g., such as real property or other ad valorem Taxes), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be calculated pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand.

(d)       Surviving Entity shall provide the Stockholders with written notice of any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Stockholders may be liable (including pursuant to this Agreement) (“Tax Contest”), along with any written correspondence received from the relevant Governmental Entity with respect thereto, within ten (10) days of receipt by Surviving Entity or any of its Affiliates.

(i)       With respect to Tax Contests (1) related solely to Taxes of the Company for a Tax period ending on or prior to the Closing Date or (2) concerning the qualification of the Pre-Closing Reorganization or the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, the Stockholders may elect to assume and control the defense of such Tax Contest by written notice to Surviving Entity within sixty (60) days after delivery by Surviving Entity to the Stockholders of the written notice of the Tax Contest. If the Stockholders elects to assume and control the defense of such Tax Contest, the Stockholders (A) shall bear their own costs and expenses, and (B) shall be entitled to engage their own counsel. The Surviving Entity shall (and shall cause its Affiliates including the Company to) cooperate with the Stockholders in pursuing such Tax Contest (including by providing appropriate powers of attorney and executing any and all agreements, instruments and other documents that are necessary or appropriate in connection with the settlement or compromise of any Tax Contest). If the Stockholders elect to assume the defense of any Tax Contest, the Stockholders shall keep Surviving Entity reasonably informed of all material developments and events relating to such Tax Contest, and Surviving Entity shall have the right to participate in (but not control) the defense of such Tax Contest at its own cost and expense. Notwithstanding the foregoing, the Stockholders shall not settle or compromise any Tax Contest without the consent of Surviving Entity which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)       In connection with any Tax Contest that relates to Taxes of the Company for a Tax period ending on or prior to the Closing Date that the Stockholders do not elect to control pursuant to Section 7.3(d)(i) or that relates to a Straddle Period, such Tax Contest shall be controlled by Surviving Entity and the Stockholders agree to cooperate with Surviving Entity in pursuing such Tax Contest, provided, however, that none of Surviving Entity or its Affiliates (including the Company) shall enter into any settlement or compromise with respect to any such Tax Contest without the prior written consent of the Stockholders, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any Tax Contest that is described in this Section 7.3(d)(ii) and controlled by Surviving Entity, Surviving Entity shall keep the Stockholders reasonably informed of all material developments and events relating to such Tax Contest and, at its own cost and expense, the Stockholders shall have the right to participate in (but not control) the defense of such Tax Contest.

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(e)       The Parties intend that each of the Pre-Closing Reorganization and the Merger will separately qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal and other applicable income Tax purposes (the “Intended Tax Treatment”) and intend, by executing this Agreement, to adopt a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Subject to Section 7.10(d), from and after the date of this Agreement, Surviving Entity, the Company and the Stockholders shall each use all reasonable best efforts to cause the Pre-Closing Reorganization and the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code and shall not knowingly take any action, or fail to take any action, which action or failure would prevent, or reasonably be expected to prevent, the Pre-Closing Reorganization or the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. The Parties agree that (i) each Party hereto shall cause all Tax Returns relating to the Pre-Closing Reorganization or the Merger to be filed on the basis of treating each of the Pre-Closing Reorganization and the Merger as a “reorganization” within the meaning of Section 368(a)(1) of the Code (including satisfying all requirements under Treasury Regulation Section 1.368-3) and (ii) neither Surviving Entity nor the Company shall take, nor permit their respective Affiliates to take any action that reasonably would be expected to cause the Pre-Closing Reorganization or the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise formally required by a Governmental Entity in connection with the settlement of an audit or other Tax proceeding or pursuant to a change in Law. Without limiting the foregoing, Surviving Entity shall continue or cause to be continued the historic business of the Company or use or cause to be used in a business a significant portion of the historic business assets of the Company, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). Notwithstanding the foregoing, none of Surviving Entity, the Company, Holdco or Stockholders have or will make any representations or warranties to the other Parties or to any Stockholder regarding the Tax consequences of the transactions contemplated by this Agreement. Surviving Entity, the Company, Stockholders and Holdco are each are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and other agreements contemplated by this Agreement.

(f)       After the Closing Date, the Surviving Entity and the Stockholders agree to provide each other with such cooperation and information relating to the Company as any other Party may reasonably request in (i) filing any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no Party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 7.3. Any and all existing Tax sharing agreements (whether written or not, but excluding agreements entered into by the Company in the Ordinary Course of Business or the primary purpose of which does not relate to Taxes) binding upon the Company shall be terminated as of the Closing Date.

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(g)       Unless required by applicable law, without the prior consent of the Stockholders, the Surviving Entity will not (and will not permit any Affiliate of the Surviving Entity, including the Company, to) in respect of any Tax period ending on or prior to the Closing Date or any Straddle Period of the Company: (i) amend, modify or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Return, (ii) make or change any election or change any method of accounting with respect to Taxes, (iii) initiate any discussion with any Government Entity regarding any voluntary disclosure involving Taxes, or (iv) take any other similar action, or omit to take any action, relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the Tax liability of the Stockholders or the Company.

(h)       The Parties agree that the portion of the Merger Consideration allocated to the Restrictive Covenant Agreements entered into by the Stockholders pursuant to this Agreement shall be $10,000, all of which shall be deemed to have been paid out of the Closing Cash Consideration based on the Stockholders’ Pro Rata Shares.

Section 7.4 Employee Matters.

(a)       Prior to the Closing and subject to applicable Laws, the Company has taken all actions necessary to make all employer contributions and premium payments that are required under Compensation and Benefit Plans, and accrued on the Company’s financial statements all amounts earned or payable under Compensation and Benefit Plans to the extent not yet due, with respect to periods ending on or prior to the Closing Date.

(b)       Prior to the Closing, the Company has paid (A) to each Employee or former employee of the Company any and all amounts necessary to satisfy all cash commissions and cash bonuses or incentive compensation of any kind accrued through the day prior to the Closing Date, irrespective of whether such amount is due and payable as of such date, and (B) to each Employee the amount necessary to cash out such Employee’s accrued and unused paid time off credited as of the Closing under the Company’s paid time off policy or program.

(c)       Nothing in this Section 7.4 is intended to or shall entitle any person other than the Parties and their respective transferees and permitted assigns to any claim, cause of action, remedy or right of any kind, or create any right to employment or prohibit Surviving Entity, the Company or any of their Affiliates from terminating the employment or service of any Employee.

Section 7.5 Bank Account Transfers. No later than ten (10) days after the Closing Date, the Stockholders shall add, or cause to be added, any persons designated by the Surviving Entity as authorized signatories on all bank accounts, certificates of deposit and safe deposit boxes of the Company set forth on Schedule 4.17.

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Section 7.6 Surviving Entity Board of Directors. At the next election of the board of directors of the Surviving Entity pursuant to the Surviving Entity’s Governing Documents, Surviving Entity shall elect, or shall cause to be elected, Kaunitz to the Surviving Entity’s board of directors; provided, however, that such election shall be effective no more than one (1) year following the Closing Date, and provided, further, that Kaunitz shall continue to serve on the board of directors of the Surviving Entity until the expiration of the Earnout Measurement Period and the final determination of the Earnout Payment pursuant to Section 2.8, subject to customary removal for cause. During the period between the Closing Date and the effective date of Kaunitz’s election to the board of directors of the Surviving Entity, Kaunitz shall have the right to attend all meetings of the board of directors of the Surviving Entity in a nonvoting observer capacity and, in this respect, the Surviving Entity shall provide Kaunitz with copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors.

Section 7.7 Further Assurances. From and after the date hereof, the Stockholders shall, as and when requested by the Surviving Entity execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions as the Surviving Entity may reasonably deem necessary or desirable to carry out the intent and purpose of this Agreement.

Section 7.8 Post-Closing Consents and Approvals.

(a)       As soon as commercially practicable following the Closing Date, but no later than ten (10) Business Days following the Closing Date, the Stockholders and the Surviving Entity will, in accordance with, and to the extent required by, NISPOM, cooperate in good faith to submit or cause the submission to the Defense Counterintelligence and Security Agency (“DCSA”) via the National Industrial Security System such documentation and information as may be required by DCSA in order to obtain DCSA’s approval of the change of condition impacting the Company’s Facility Security Clearances in accordance with NISPOM (the “Security Clearance Approval”). The Stockholders and the Surviving Entity will reasonably cooperate with each other, including by way of furnishing to the other Party or the U.S. Government such documents and other information as may be reasonably requested by the other Party or the U.S. Government or required by Law, in connection with the Security Clearance Approval. The Stockholders and the Surviving Entity will each use commercially reasonable efforts to provide all reasonable information and take all other commercially reasonable actions necessary to obtain the Security Clearance Approval.

(b)       As soon as commercially practicable following the Closing Date, but no later than five (5) Business Days following the Closing Date, the Company will, in accordance with, and to the extent required by, applicable Law and DDTC, submit a written notification to DDTC of the change in the Company’s statement of registration as a result of the change in ownership and control of the Company (the “ITAR Notification”), along with any other documentation reasonably requested by DDTC. The Stockholders and the Surviving Entity will reasonably cooperate with each other and the Company, including by way of furnishing to any Party or the U.S. Government such documents and other information as may be reasonably requested by any other Party or the U.S. Government or required by Law, in connection with the ITAR Notification. The Stockholders and the Surviving Entity will each use commercially reasonable efforts to provide all reasonable information and take all other commercially reasonable actions necessary to submit the ITAR Notification.

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Section 7.9 Confidentiality. The Company and the Surviving Entity will hold, and will cause their respective Representatives and Affiliates to hold, all documents or information disclosed or otherwise made available by inspection, observation or otherwise concerning the Company furnished to the Surviving Entity and all documents and information concerning the Surviving Entity furnished to the Company, in each case, whether disclosed in writing, orally, electronically or otherwise in connection with the transactions contemplated hereby, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of applicable Law or except to the extent that such information can be shown to have been (i) previously known by the Surviving Entity prior to its disclosure by or on behalf of the Company, (ii) previously known by the Company prior to its disclosure by or on behalf of the Surviving Entity, (iii) in the public domain through no fault of the Company or the Surviving Entity, as applicable, (iv) later lawfully acquired by the Company or the Surviving Entity, as applicable, from other sources not under an obligation of confidentiality, or (v) developed by the Company or the Surviving Entity, as applicable, independently and without reference to any confidential information of the other Parties; and will not release or disclose such information to any third party, except in connection with this Agreement to its Representatives. The Parties agree that all information obtained in connection with the transactions contemplated hereby shall be kept confidential in accordance with the provisions of this Section 7.9. From and after the Closing, the provisions of this Section 7.9 shall not apply to or restrict in any manner the Surviving Entity’s use of any confidential information of or relating to the Company. If a Party becomes compelled in any Proceeding (other than a Proceeding between or among the Parties) or is required by a Governmental Entity having regulatory jurisdiction over the transactions contemplated hereby to make any disclosure that is prohibited or otherwise constrained by this Section 7.9, such Party shall provide the other Parties with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.9. In the absence of a protective order or other remedy, such Party may disclose that portion (and only that portion) of the confidential information that, based upon advice of such Party’s counsel, such Party is legally compelled to disclose; provided, however, that such Party shall use commercially reasonable efforts to obtain assurance that confidential treatment will be afforded by any Person to whom any confidential information is so disclosed.

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Section 7.10 Indemnification.

(a)       Stockholder Indemnification. Following the Closing, the Stockholders (the “Stockholder Indemnifying Parties”) shall, severally and not jointly, based on their respective Pro Rata Shares, indemnify and hold harmless Surviving Entity and its subsidiaries (including the Company), their respective officers, directors, employees and equityholders, and Affiliates (each a “Surviving Entity Indemnified Person” and collectively as “Surviving Entity Indemnified Persons”) from and against any and all Losses arising from Claims arising out of or resulting from: (i) the inaccuracy in or breach of any representation or warranty made by the Company, Holdco or any Stockholder in this Agreement or the other Transaction Documents; (ii) any breach of or default in connection with any of the covenants and agreements made by the Company, Holdco or any Stockholder in this Agreement or the Transaction Documents; (iii) any Excluded Taxes; (iv) any Fraud-Type Claim (x) arising from the acts or omissions of the Company or Holdco or (y) arising from the acts or omissions of any Stockholder, provided, however, that no Stockholder shall be liable for any Fraud-Type Claim arising out of the acts or omissions of any other Stockholder; (v) the exercise of dissenters’, appraisal or similar rights with respect to holders of certificates or book-entry shares, to the extent Losses in respect thereof are in excess of the consideration that otherwise would have been payable in respect of such Holdco Capital Stock in accordance with this Agreement, provided that, for the avoidance of doubt, that any Losses associated with the defense of any claims relating to the exercise of such rights shall be deemed indemnifiable Losses pursuant hereto; (vi) any matters described on Schedule 4.11(e) of the Disclosure Schedules; and (vii) any claims against the Company or Holdco or their respective boards of directors or management arising prior to the Closing and relating to the authorization and approval of the Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)       Indemnification by the Surviving Entity. Subject to the other terms and conditions of this Section 7.9, the Surviving Entity (and together with the Stockholder Indemnifying Parties, the “Indemnifying Parties”) shall indemnify and defend the Stockholders their respective Representatives, successors and assigns (collectively, the “Stockholder Indemnitees,” and together with the Surviving Entity Indemnified Persons, the “Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses arising out of or resulting from (i) the inaccuracy in or breach of any representation or warranty made by the Surviving Entity in this Agreement or the other Transaction Documents; (ii) any breach of or default in connection with any of the covenants and agreements made by Surviving Entity in this Agreement or the Transaction Documents; (iii) any Fraud-Type Claim arising from the acts or omissions of the Surviving Entity; or (iv) any claims against Surviving Entity and its board of directors or management arising prior to the Closing and relating to the authorization and approval of the Agreement, the Merger and the other transactions contemplated by this Agreement.

(c)       Limitations.

(i)       Subject to the other limitations set forth in this Article VII, with respect to any Losses for which a Surviving Entity Indemnified Person is entitled to indemnification under this Article VII, such Surviving Entity Indemnified Person shall satisfy such Losses (i) first from the Indemnity Escrow Amount to the extent then available in accordance with Section 7.10(m); (ii) second, by set off against the Earnout Payment, if any, in accordance with Section 7.10(m)(iii); (iii) third by the Stockholder Indemnifying Parties. To the extent any claim for indemnity by a Surviving Entity Indemnified Person is satisfied with Surviving Entity Common Stock, the Parties shall treat the value of such shares of Surviving Entity Common Stock as being equal to the Average Price as of the date of such payment.

(ii)       Except as otherwise expressly provided in this Agreement, the maximum aggregate amount of indemnification payments for which the Stockholder Indemnifying Parties will have liability to the Surviving Entity Indemnified Persons, other than with respect to Fundamental Representations, Excluded Taxes, Statutory Representations or Fraud-Type Claims, will not exceed $1,000,000.

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(iii)       Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of indemnification payments for Losses related to (i) Statutory Representations will not exceed $3,000,000 and (ii) Excluded Taxes or Fundamental Representations will not exceed the Merger Consideration (the “Cap”), provided, that the individual liability with respect to any Stockholder Indemnifying Party resulting from a Fraud-Type Claim or willful breach of covenant committed by such Stockholder Indemnifying Party shall not be subject to the Cap; and provided, further, that any such Losses resulting from a Fraud-Type Claim or willful breach of covenant committed by such Stockholder Indemnifying Party shall be recoverable only against that Stockholder Indemnifying Party and not against any other Stockholder Indemnifying Party.

(d)       Notwithstanding anything to the contrary in this Agreement:

(i)       Subject to the other limitations set forth in this Article VII, no Surviving Entity Indemnified Person shall have recourse directly against any Stockholder Indemnifying Party other than against (i) the Indemnity Escrow Amount in accordance with Section 7.10(m), (ii) the Earnout Payment in accordance with Section 7.10(m)(iii), and (iii) the Merger Consideration actually received by such Stockholder Indemnifying Party, in the order of recourse set forth in Section 7.10(c) above, except in the case of a Fraud-Type Claim, in which case the Surviving Entity Indemnified Persons’ recourse against such Stockholder Indemnifying Party shall be unlimited; provided, however, that to the extent that a Surviving Entity Indemnified Person makes a claim against the Merger Consideration actually received by the Stockholder Indemnifying Party and such claim would cause the percentage of the overall consideration paid to the Stockholders pursuant to this Agreement for U.S. federal income tax purposes (taking into account any amounts treated as an adjustment to such consideration for U.S. federal income tax purposes and whether such adjustments are paid in Surviving Entity Common Stock) that is paid in Surviving Entity Common Stock (treating the value of any share of Surviving Entity Common Stock for these purposes as being equal to the Average Price of such share of Surviving Entity Common Stock calculated as of the applicable date of the payment by the Surviving Entity of such share of Surviving Entity Common Stock) to be less than 40%, the Stockholder Indemnifying Party shall have the option to pay the amounts owed under such claim in cash, rather than with Surviving Entity Common Stock; and

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(ii)       No Stockholder Indemnitee shall have recourse directly against any Surviving Entity Indemnifying Party other than to receive shares of Surviving Entity Common Stock from the Surviving Entity up to a maximum amount equal to the value of the Merger Consideration actually paid to such Stockholder Indemnitee, except in the case of a Fraud-Type Claim, in which case the Stockholder Indemnitees’ recourse against such Surviving Entity Indemnifying Party shall be unlimited; provided, however, that to the extent a Stockholder Indemnitee makes a claim under this Section 7.10 against a Surviving Entity Indemnifying Party that, if paid in cash, would cause the percentage of the overall consideration paid to the Stockholders pursuant to this Agreement for U.S. federal income tax purposes (taking into account any amounts treated as an adjustment to such consideration for U.S. federal income tax purposes and whether such adjustments are paid in Surviving Entity Common Stock) that is paid in Surviving Entity Common Stock (treating the value of any share of Surviving Entity Common Stock for these purposes as being equal to the Average Price of such share of Surviving Entity Common Stock calculated as of the applicable date of the payment by the Surviving Entity of such share of Surviving Entity Common Stock) to be less than 40%, then the Parties agree that such indemnification claim shall be paid as a combination of cash and Surviving Entity Common Stock such that the percentage of the overall consideration paid to the Stockholders pursuant to this Agreement for U.S. federal income tax purposes (taking into account any amounts treated as an adjustment to such consideration for U.S. federal income tax purposes and whether such adjustments are paid in Surviving Entity Common Stock) that is paid in Surviving Entity Common Stock (treating the value of any share of Surviving Entity Common Stock for these purposes as being equal to the Average Price of such share of Surviving Entity Common Stock calculated as of the applicable date of the payment by the Surviving Entity of such share of Surviving Entity Common Stock) after payment of such indemnification claim to the relevant Stockholder Indemnitees shall be no less than 40%.

(e)       Recovery under this Section 7.10 shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties in connection with this Agreement. Notwithstanding the foregoing, this Section 7.10(e) shall not (i) interfere with or impede the operation of the provisions of Section 2.6(c) or Section 2.8(b) for the resolution of certain disputes or (ii) limit the rights of the Parties to specific performance in accordance with Section 9.11.

(f)       Losses shall (i) be calculated net of actual recoveries under existing insurance policies, (net of any applicable collection costs and reserves and deductibles, premium adjustments and retrospectively rated premiums directly resulting therefrom), it being understood that each Indemnified Party shall be obligated to use commercially reasonable efforts to mitigate any indemnifiable Losses hereunder to the extent required by applicable Law, including if applicable to seek recovery under any insurance policies with respect to any particular Losses, (ii) not include any punitive, special, consequential, or exemplary damages (unless such amounts are actually awarded to a third party by a Governmental Entity), and (iii) be reduced by the amount of any prior or subsequent cash recovery in respect of the same Loss actually paid to and received by an Indemnified Party following the Closing from any other Person (net of any Taxes, expenses or costs incurred by such Indemnified Party in obtaining such recoveries). If an Indemnified Party receives any amounts under applicable insurance policies or third party indemnification or contribution payments that specifically relate to Losses subject to indemnification under this Agreement subsequent to its receipt of an indemnification payment by the Indemnifying Parties with respect to such Losses, then such Indemnified Party will, without duplication, promptly reimburse the Indemnifying Parties for any payment made by such Indemnifying Parties up to the amount received by the Indemnified Party from such Indemnifying Parties; provided, that the aggregate amount of reimbursement payments to the Indemnifying Parties will not in any event exceed the aggregate indemnification payment received by the Indemnified Party from the Indemnifying Parties; provided, further, that the reimbursement payments to the Indemnifying Parties pursuant to this Section 7.10(f) will be paid in the same form (i.e., cash or Surviving Entity Common Stock) as the associated indemnification payment made from the Indemnifying Party, and the number of shares of Surviving Entity Common Stock transferred in any reimbursement payment made in the form of Surviving Entity Common Stock will be determined based on a value equal to the Average Price of the Surviving Entity Common Stock calculated as of the date such reimbursement payment is made.

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(g)       No Indemnified Party shall be entitled to reimbursement or recovery under any provision of this Agreement (including, without limitation, under this Section 7.10) for any Losses to the extent such Indemnified Party has been actually reimbursed for or recovered the same amount under any other provision of this Agreement.

(h)       For the purposes of determining an Indemnified Party’s rights to indemnification under this Section 7.10, solely for the purposes of determining the amount of any Losses in respect of the failure of any representation or warranty to be true and correct as of any particular date (but not for purposes of determining if there has been a breach of such representation or warranty), any materiality or Material Adverse Effect standard or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded.

(i)       Subject in all respects to the limitations contained elsewhere in this Section 7.10, if an Indemnified Party’s claim under this Section 7.10 may be characterized in multiple ways in accordance with this Section 7.10 such that such Claim may or may not be subject to different caps and other limitations depending on such characterization, then such Indemnified Party shall have the right to characterize such indemnifiable claim in a manner that maximizes the recovery permitted in accordance with this Section 7.10.

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(j)       Indemnification Procedures.

(i)        Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is harmed by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a then-current supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.10(j)(i), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to monitor the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which in the reasonable opinion of the Indemnified Party’s counsel such separate counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.10(j)(i), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholders and the Surviving Entity shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(ii)       Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.10(j)(ii). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.10(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(iii)       Direct Claims. Any Claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is harmed by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s or Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(iv)        Tax Claims. Notwithstanding any other provision of this Agreement, the rights and obligations of the Parties with respect to Tax Contests shall be governed exclusively by Section 7.3(d) hereof.

(k)       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

(l)       Survival. As of the Closing, (i) the Fundamental Representations will remain operative and in full force and effect for six (6) years after the date of this Agreement, except in the case of the representations and warranties of the Company or Surviving Entity, as the case may be, contained in Section 4.10 (Tax Matters), which will remain operative and in full force and effect until 60 days after the expiration of the statute of limitations, (ii) the Statutory Representations will remain operative and in full force and effect until 60 days after the expiration of the statute of limitations applicable to the subject matter of the representation in question, (iii) the General Representations of the Company and Holdco will terminate and be of no further force or effect as of the Closing as of the date that is twelve (12) months following the Closing (such date that is twelve (12) months following the Closing, the “Survival Date”); (iv) all covenants and agreements of the Parties (including the covenants set forth in ARTICLE VII) will expire and be of no further force or effect as of the Survival Date, except to the extent such covenants provide that they are to be performed after the Closing (in which case they shall survive in accordance with their terms); and (v) Fraud-Type Claims will survive until the sixtieth (60th) day following the applicable statute of limitations (the periods specified in clauses (i) through (iv), each, a “Claims Period”); provided, that no right to indemnification pursuant to Section 7.10 in respect of any Claim based upon any failure of a representation or warranty or covenant that is set forth in a Notice of Third Party Claim or Direct Claim timely delivered to the Indemnifying Party in accordance with the provisions of Section 7.10 prior to the expiration of the applicable Claims Period with respect to such representation or warranty or covenant shall be affected by the expiration of such Claims Period.

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(m)        Indemnity Escrow.

(i)       Within three (3) Business Days following the Survival Date (such payment date, the “Release Date”) the Surviving Entity and the Stockholders shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse to the Stockholders in accordance with the Escrow agreement that portion of the Indemnity Escrow Amount, if any, equal to (x) the aggregate remaining amount of the Indemnity Escrow Amount, less (y) the sum of the aggregate amount of Losses specified in any then unresolved indemnification Claims made by the Surviving Entity pursuant to Section 7.10 on or prior to the Survival Date for such Claims (such Claim amounts under clause (y), “Pending Claims,” and such amount that is retained in the Escrow Amount in respect of the Pending Claims, the “Reserve Amount”). Within three (3) Business Days after resolution of any Pending Claim, the Surviving Entity and the Stockholders shall deliver joint written instructions to the Escrow Agent directing the remaining portion of the Reserve Amount (if any) related to such Pending Claim be released pursuant to such joint written instructions and the terms of the Escrow Agreement. If the Indemnity Escrow Amount is not sufficient to pay the entire amount of any Claim under Section 7.10, the Surviving Entity Indemnified Parties shall have all other rights and remedies available to them under this Section 7.10 as applicable to such Claim.

(ii)       The “Indemnity Escrow Amount” shall be an amount equal to One Million Dollars ($1,000,000) (the “Indemnity Escrow”). Any Losses satisfied from the Indemnity Escrow shall be paid in accordance with each such Stockholder’s Pro Rata Share of the Indemnity Escrow Amount.

(iii)       Upon written notice to the Stockholders specifying in reasonable detail the basis therefor, the Surviving Entity will have the right, subject to the limitations contained in this Section 7.10, to set-off any amounts finally judicially determined to be payable by a Stockholder to the Surviving Entity under this Agreement against any Earnout Payment payable and the Surviving Entity Common Stock issued to such Stockholder (in either case, treating the value of all shares of Surviving Entity Common Stock surrendered or subject to setoff as being equal to the Average Price calculated as of the date of set-off); provided, however, that this Section 7.10(m)(iii) may not be applied to the extent that its application would cause the percentage of the overall consideration paid to the Stockholders pursuant to this Agreement for U.S. federal income tax purposes (taking into account any amounts treated as an adjustment to such consideration for U.S. federal income tax purposes and whether such adjustments are paid in Surviving Entity Common Stock) that is paid in Surviving Entity Common Stock (treating the value of any share of Surviving Entity Common Stock for these purposes as being equal to the Average Price of such share calculated as of the applicable date of payment by the Surviving Entity of such share of Surviving Entity Common Stock) to be less than 40%.

Section 7.11 Electronic Copy of Data Room. Within three (3) Business Days following the Closing, the Stockholders shall deliver, or cause to be delivered, to the Surviving Entity one or more USB drives (which shall be permanent and accessible with readily and commercially available Software) containing, in electronic format, all documents posted to the virtual data room by the Company or the Stockholders as of the Closing.

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ARTICLE VIII

DEFINITIONS AND INTERPRETATION

Section 8.1 Definitions. For purposes of this Agreement:

“Accounting Principles” means GAAP as historically and consistently applied by the Company, as in effect on the Reference Balance Sheet Date, using the same accounting methods, principles, practices, procedures and estimation methodologies as those utilized in preparation of the Reference Balance Sheet.

“Acceleration Event” has the meaning set forth in Section 2.8(e)(ii).

“Accredited Stockholder” means a Stockholder that has certified to the Company in writing, not more than thirty (30) days prior to the Closing Date, that such Stockholder is an “accredited investor” as defined in Securities Act Rule 501(a) promulgated pursuant to the Securities Act.

“Adjusted Closing Cash Consideration” means the amount equal to the sum of the Closing Cash Consideration plus the Note Amount.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliate Arrangements” has the meaning set forth in Section 4.22(a).

“Agreement” has the meaning set forth in the Preamble.

“Arbiter” means Dixon Hughes Goodman LLP or such other nationally or regionally recognized independent accounting firm with expertise in government contracts mutually agreed upon by the Surviving Entity and the Stockholders, provided, however, that the Arbiter may not have had in the twenty-four (24) months prior to the date of the engagement, a material business relationship with any Party to the Agreement or any of their Affiliates.

“Average Price” means, for any particular date, (i) the average closing price for Surviving Entity Common Stock, as reported on the OTC Markets website (www.otcmarkets.com/stock/ONOV/disclosure), for each of the five (5) consecutive trading days preceding such date or (ii) at any time following the listing of Surviving Entity Common Stock on the New York Stock Exchange or another public securities exchange following the Closing Date, the average closing price for Surviving Entity Common Stock as reported by such exchange (or on the OTC Markets website, as applicable, for the portion of the applicable five-day period that ends on the day prior to the date on which the Surviving Entity Common Stock is listed on the New York Stock Exchange or another public securities exchange following the Closing Date) for each of the five (5) consecutive trading days preceding such date.

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“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Potomac, Maryland is authorized or obligated by Law or executive order to be closed.

“Business Systems” has the meaning set forth in Section 4.13(d).

“Cash” means, as of the date of determination, the difference of (a) the aggregate amount of unrestricted cash and cash equivalents held by the Company as of the Closing in bank accounts, including money market accounts of the Company, plus (b) deposits in transit and deposits not yet cleared minus (c) the aggregate balance of all outstanding checks written against such accounts or other debt instruments against such accounts.

“Claim” means any claim, action, litigation, third party or other proceeding (arbitral, administrative, legal or otherwise, including any informal proceeding), cause of action, third party audit, settlement, stipulation, hearing, formal charge, suit, demand or similar matter.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Consideration” means cash in an aggregate amount equal to (a) $5,200,000; minus (b) the Transaction Expenses as set forth on the Closing Consideration Schedule; minus (c) the Estimated Closing Indebtedness Amount; minus (d) the Indemnity Escrow; minus (e) the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital; plus (f) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital.

“Closing Consideration Schedule” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness Amount” has the meaning set forth in Section 2.6(a).

“Closing Merger Consideration” means an amount equal to the sum of the Closing Cash Consideration and the value of the Closing Share Consideration, as determined by the Average Price as of the Closing Date.

“Closing Share Consideration” means 52,000,000 shares of Surviving Entity Common Stock, validly issued and outstanding, fully paid, non-assessable, free and clear of all Encumbrances other than the transfer and other restrictions and pursuant to any State or federal securities Laws.

“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

“Company” has the meaning set forth in the Preamble.

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“Company Board” has the meaning set forth in the Recitals.

“Company Capital Stock” means each share of the Company common stock and any other capital stock of the Company.

“Company Databases” has the meaning set forth in Section 4.14(b).

“Company Governmental Consents” has the meaning set forth in Section 4.3(a).

“Company Governmental Notices” has the meaning set forth in Section 4.3(a).

“Company Indebtedness” means, with respect to the Company, (a) all obligations of the Company for principal of, interest on, and premium (if any), whether or not contingent, for borrowed money, including the Kaunitz Note, (b) all obligations of the Company for the deferred purchase price of property or services, (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of the Company as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (f) all obligations pursuant to a swap collar, cap or similar contracts, (g) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any capital stock, units or other equity interests of the Company or any warrants, rights or options to acquire such capital stock, units or other equity interests, valued, in the case of redeemable equity interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by the Company, (i) obligations of the Company secured by an Encumbrance (other than a Permitted Encumbrance on any assets of the Company, provided, however, there shall be no duplication of amounts treated as Company Indebtedness, Transaction Expenses and Current Liabilities for the calculation of Net Working Capital), and (j) all unfunded obligations under any pension, retirement, retiree medical, deferred compensation, non-qualified retirement, severance, sick leave, vacation leave or paid time off plan, program, agreement or arrangement, and any accrued or earned but unpaid bonuses or commissions related to periods prior to the Closing (in each case including the employer portion of any employment or payroll taxes related thereto). Notwithstanding the foregoing, any items treated as Transaction Expenses or included in the calculation of Net Working Capital shall not be considered Company Indebtedness.

“Company Intellectual Property” means all owned Intellectual Property Rights and all Intellectual Property and Intellectual Property Rights exclusively licensed to the Company.

“Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company Intellectual Property or any Intellectual Property developed by, with, for or on behalf of the Company, other than in each case any assignments by present or former employees or independent contractors in favor of the Company executed in the Ordinary Course of Business.

“Company Leased Property” has the meaning set forth in Section 4.8.

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“Company Leases” has the meaning set forth in Section 4.8.

“Company Non-Governmental Consents” has the meaning set forth in Section 4.3(b).

“Company Records” means the original minute and stock books, and other current and historical books and records of the Company.

“Company’s Knowledge” means a fact, event, circumstance or occurrence that is or was actually known by any of the Stockholders and Amanda Douglas, or would have reasonably been known by such if such persons had made reasonable inquiries about the same based on such Person’s position, but does not otherwise include any constructive, imputed or implied knowledge.

“Compensation and Benefit Plans” has the meaning set forth in Section 4.12(a).

“Consents” means, collectively, the Surviving Entity Governmental Consents, the Company Governmental Consents and the Company Non-Governmental Consents.

“Contract” means any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral.

“Contribution” has the meaning set forth in the Recitals.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Corporate Rights” has the meaning set forth in Section 1.1.

“COVID-19” means the mild to severe respiratory illness caused by a novel coronavirus discovered in China in or about December 2019.

“COVID-19 Pandemic” means the epidemic, pandemic or disease outbreak associated with the novel coronavirus 2019 referred to as COVID-19 and any evolutions thereof.

“COVID-19 Tax Acts” shall mean The Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260)), and any executive order relating to the deferral of any payroll or similar Taxes in connection with the COVID-19 pandemic, and includes any Treasury Regulations or other official guidance promulgated under any of the foregoing.

“Current” (i) when used to modify any Government Contract (other than a MAS Contract) or a Government Vendor Subcontract means that final payment has not been made or remains subject to audit on such Government Contract or Government Vendor Subcontract and (ii) when used to modify any MAS Contract, means that (x) such MAS Contract has not terminated or expired and (y) final payment has not been made or remains subject to audit on one (1) or more delivery orders or task orders awarded under such MAS Contract.

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“Current Assets” means all Cash and assets of the Company that, in accordance with the Accounting Principles and GAAP, applied in a manner consistent with the historical past practices of the Company, constitute current assets of the Company, except that accounts receivable that are outstanding for more than 90 days and deferred Tax assets shall not be included.

“Current Liabilities” means all accounts payable and other liabilities of the Company that, in accordance the Accounting Principles and GAAP, applied in a manner consistent with the historical past practices of the Company, constitute current liabilities of the Company, except that deferred Tax liabilities, the Company Indebtedness, and Transaction Expenses shall not be included.

“Database” means the data used, recorded, stored, transmitted and retrieved in electronic or paper form licensed to customers in the conduct of the Company’s business. The term “Database” includes all documentation, written narratives and flow diagrams of all procedures used in connection with the collection, processing, projection and distribution of data contained in Databases.

“DCSA” has the meaning set forth in Section 7.8.

“DDTC” has the meaning set forth in Section 4.25(h).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in the Recitals.

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for the payment of public and private debt.

“Earnout Base” has the meaning set forth in Section 2.8(c).

“Earnout Measurement Period” means August 1, 2021 through July 31, 2023.

“Earnout Payment” has the meaning set forth in Section 2.8(c).

“Earnout Payment Date” has the meaning set forth in Section 2.8(b).

“Earnout Target” has the meaning set forth in Section 2.8(c).

“Earnout Statement” has the meaning set forth in Section 2.8(b).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee” has the meaning set forth in Section 4.11(a).

“Employment and Services Agreement” has the meaning set forth in Section 4.11(b).

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“Employment Letter Agreement” has the meaning set forth in Section 3.2(a)(ii).

“Encumbrance” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, options, rights of first refusal, preemptive rights, community property interests, restrictions on transfer, any other encumbrances on or ownership interests in assets owned by the Company or the Shares (including any restriction on the voting of any security or any restriction on the transfer of any security or other asset) as applicable.

“Environmental Law” means any Law applicable to the Company relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources or exposure to any harmful material or Hazardous Substance; or (B) the handling, use, presence, disposal, release or threatened release of any chemical substance, waste water or other Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any other organization that is a member of the same “controlled group” as the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Acquiom Clearinghouse LLC, or its successor under the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Surviving Entity, the Stockholders, and the Escrow Agent in substantially the form attached hereto as Exhibit G.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.4.

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.4.

“Estimated Working Capital” has the meaning set forth in Section 2.4.

“Excluded Taxes” means (i) all Taxes of any Stockholder or of Holdco; (ii) all Taxes of the Company for all Tax periods ending on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (as allocated pursuant to Section 7.3(c)); (iii) all Taxes imposed on the Company as a result of having been a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iv) all Taxes of any person imposed on the Company under the principles of transferee or successor liability or by contract, which Taxes relate to an event or transaction occurring before the Closing Date; provided, however, that Excluded Taxes shall not include (I) any Taxes attributable to any transaction occurring after the Closing on the Closing Date and that is not in the Ordinary Course of Business of the Company; (II) any Taxes imposed on the Company as a result of any breach of any of the Surviving Entity’s covenants under this Agreement; or (III) any Taxes that are taken into account in the final determination of Net Working Capital, the Closing Indebtedness Amount or the Transaction Expenses.

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“Execution Time” has the meaning set forth in preamble.

“FAR” means the Federal Acquisition Regulation, Title 48 of the Code of Federal Regulations, and any agency supplement thereto.

“Final Post-Closing Statement” has the meaning set forth in Section 2.6(d).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Fraud-Type Claims” means that a Party to this Agreement (i) made a false representation of a fact in this Agreement; (ii) such Party knew that the representation was false; (iii) such Party intended to induce another Party to this Agreement to act or refrain from acting in reliance upon it; (iv) such other Party acted, or refrained from taking action, in justifiable reliance on the representation and with ignorance of the falsity of the representation; and (v) such other Party was injured by such reliance. For the avoidance of doubt, “Fraud-Type Claim” shall not include constructive or equitable fraud.

“Fundamental Representations” means the representations and warranties of (i) the Company set forth in Section 4.1 (Organization of the Company; Authority; Due Execution), Section 4.5 (Capitalization), Section 4.9 (Title to Assets), Section 4.10 (Tax Matters), and Section 4.26 (Brokers and Finders); (ii) the Stockholders set forth in Section 5.1 (Organization of the Company; Authority; Due Execution) and Section 5.3 (Ownership of Shares); and (iii) the Surviving Entity set forth in Section 6.1 (Organization of the Surviving Entity; Authority; Due Execution), Section 6.7 (Brokers and Finders) and Section 6.9 (Tax Matters).

“GAAP” means generally accepted accounting principles in the U.S.

“General Representations” means the representations and warranties in Article IV, Article V and Article VI other than the Statutory Representations and the Fundamental Representations.

“Governing Documents” means, with respect to a Person, (i) its then in-effect articles or certificate of incorporation and bylaws or certificate of formation and operating agreement (or equivalent creation, formation, or organizational documents), and (ii) any amendment or supplement to the foregoing.

“Government Bid” means any bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company, and all amendments, modifications or supplements thereto that is outstanding and in effect, which is intended by the Company to result in a Government Contract. A Government Bid (a) includes but is not limited to any bid, proposal, offer or quote made by the Company that has been received or accepted by the offeree or other recipient but has not resulted in a Government Contract prior to the Closing Date, but (b) does not include any bid, proposal, offer or quote made by the Company that has resulted in a Government Contract prior to the Closing Date.

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“Government Contract” means any prime contract, subcontract, or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, contract awarded under the Federal Supply Schedule program, purchase order, task order or delivery order or other Contract or similar arrangement of any kind, and all amendments, modifications or supplements thereto, between the Company and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above. Unless otherwise indicated, task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

“Government Vendor Subcontract” means a Contract between the Company and another Person to supply supplies or services to the Company to be used in performing a Government Contract that is in effect.

“Government Audit Agency” means a “responsible audit agency” as defined in FAR 2.101 or any other Governmental Entity responsible for conducting audits of the Company or its Government Contracts, including without limitation the Defense Contract Audit Agency and the Department of Health and Human Services, Office of Inspector General.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any Tax, regulatory or governmental or quasi-governmental authority.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Holdco Board” has the meaning set forth in the Recitals.

“Holdco Capital Stock” means each share of Holdco common stock and any other capital stock of Holdco.

“Independent Contractors” has the meaning set forth in Section 4.11(a).

“Intellectual Property” means and includes all algorithms, application program interfaces (APIs), customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, discoveries and inventions (whether or not patentable), internet protocol addresses, know-how, literary works, copyrightable works, mask works, logistics information, logos, graphics, images, photographs, publicity rights, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, protocols, sales data, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, domain names, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).

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“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade dress rights; (d) trade secret rights; (e) patents and industrial property rights; (f) other proprietary rights in Intellectual Property of every kind and nature; and (g) all registrations, renewals, extensions, combinations, divisions, continuations, continuations in part, reexamination certificates, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“IP Licenses” has the meaning set forth in Section 4.13(a).

“IRS” means the Internal Revenue Service.

“ITAR” has the meaning set forth in Section 4.25(h).

“ITAR Notification” has the meaning set forth in Section 7.8(b).

“Kaunitz Note” has the meaning set forth in Section 3.2(b)(viii).

“Law” means any law (including common law), statute, constitution, treaty, decree, code, ordinance, rule, ordinance, regulation, treaty, judgment, order or injunction (whether temporary, preliminary or permanent), decree, arbitration award, license, permit or other requirement of any national, federal, state or local Governmental Entity.

“Law Firm” has the meaning set forth in the definition of “Transaction Expenses.”

“Licensed Databases” has the meaning set forth in Section 4.14(a).

“Losses” means any loss, damage, dues penalty, fine, cost, amount paid in settlement, liability, Tax, cost of investigation, expenses and fees (including court costs and reasonable attorneys’ or other professional’s fees and expenses).

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether alone or together with other changes, events, violations, inaccuracies, circumstances or effects) that is or would reasonably be expected to (i) be materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), business, liabilities, results of operations or prospects of the Company or (ii) prevent or materially delay consummation of the transactions contemplated under this Agreement or any of the other Transaction Documents or otherwise prevents the Company or the Stockholders from performing their obligations hereunder or thereunder; provided, however, that Material Adverse Effect shall not include any adverse change, event, circumstance or effect resulting solely from, or attributable to (a) the announcement or Closing of the transactions contemplated by this Agreement or each of the other Transaction Documents, (b) the general deterioration of the economy, the financial markets or market conditions generally affecting the industries in which the Company participates, including the government contracting industry, provided such event, change, occurrence or effect does not disproportionately affect the Company or (c) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (d) changes in GAAP, or (e) changes in Laws issued by any Governmental Entity.

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“Material Contracts” has the meaning set forth in Section 4.20(a).

“Material Customer” has the meaning set forth in Section 4.23(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(b).

“Merger Consideration Allocation Percentages” means fifty percent (50%) with respect to the Closing Cash Consideration and fifty percent (50%) with respect to the Closing Share Consideration.

“Merger Filings” has the meaning set forth in Section 1.2.

“NBCA” has the meaning set forth in the Recitals.

“Net Working Capital” with respect to the Company means Current Assets minus Current Liabilities.

“Note Amount” means the amount remaining to be paid, including principal and interest, under the Kaunitz Note as of the Closing Date.

“Notice of Dispute” has the meaning set forth in Section 2.6(b).

“Open Source Software” means software, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL), and an Apache License).

“Operating Profit” means, with respect to any time period, an amount equal to the gross revenues of the Company for that period, minus the operating expenses of the Company for that period, all determined in accordance with the Accounting Principles.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to frequency and amount).

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“Owned Databases” has the meaning set forth in Section 4.14(b).

“Owned Intellectual Property” means all Intellectual Property and Intellectual Property Rights in and to which the Company owns or purports to own all right, title and interest, with the understanding that, for the purposes of this definition, a non-exclusive license or access right to any Intellectual Property or Intellectual Property Right granted by a third party to Company will not be considered Owned Intellectual Property.

“Party” or “Parties” means one or more of the Surviving Entity, Holdco, the Stockholders, and the Company, as context of this Agreement dictates.

“Pass-Through Tax Return” means any income Tax Return of Holdco or the Company in respect of which items of income, deduction, credit, gain or loss are passed through, directly or indirectly, to the Stockholders under applicable Law as a result of the Company being treated as an S corporation (or Holdco being treated as an S corporation and the Company being treated as a qualified subchapter S subsidiary of Holdco) for U.S. federal and applicable state and local income Tax purposes.

“Permits” means any approvals, authorizations, certificates, filings, franchises, consents, licenses, notices and permits of or with all Governmental Entities.

“Permitted Encumbrances” means: (i) Encumbrances reflected in the Reference Balance Sheet, (ii) Encumbrances for current Taxes not yet due and payable, (iii) minor Encumbrances that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (iv) Encumbrances arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the Ordinary Course of Business for sums not yet due and payable.

“Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof, or any other entity.

“Personal Property” has the meaning set forth in Section 4.7.

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pro Rata Share” means, as to any Stockholder, the percentage that is set forth opposite each Stockholder’s name on the Pro Rata Share Schedule, attached hereto as Exhibit H.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, investigation or examination commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“QSub Election” has the meaning set forth in the Recitals.

“Reference Balance Sheet” has the meaning set forth in Section 4.4(a).

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“Reference Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Representative” means, with respect to each Party, its respective partners, principals directors, officers, members, managers, employees, agents, counsel, accountants and other authorized Persons.

“Requisite Approval” means the affirmative vote of the holders of a majority of the shares of Holdco Capital Stock necessary for Holdco to approve, authorize, and adopt this Agreement, the Merger, and the other Transaction Documents to which Holdco is a party and the other transactions contemplated hereby and thereby and to confirm the allocation of the consideration to be paid in the Merger.

“Sample Statement” means the sample closing statement attached hereto as Schedule A.

“Schedule” or “Schedules” means the schedule or schedules attached to this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means computer programs, together with input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation, and shall include the tangible media upon which such programs and documentation are recorded, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.

“Stockholder Consent and Approval” has the meaning set forth in the Recitals.

“Stockholders” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Statutory Representations” means the representations and warranties of Section 4.12 (Employee Benefits) and Section 4.25 (Government Contract and Regulatory Matters).

“Surviving Entity” has the meaning set forth in the Preamble.

“Surviving Entity Approvals” has the meaning set forth in Section 1.4.

“Surviving Entity Common Stock” means common stock of the Surviving Entity par value $0.0001 per share.

“Surviving Entity Governmental Consents” has the meaning set forth in Section 6.2(a).

“Surviving Entity Governmental Notices” has the meaning set forth in Section 6.2(a).

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“Surviving Entity’s Knowledge” means a fact, event, circumstance or occurrence actually known by any of Mark Fuller, Jay Wright or Laurie Buckhout after due inquiry of those managers of the Company who would reasonably be expected to have the most relevant knowledge of the fact, event, circumstance or occurrence in the course of their duties on behalf of Company, but does not otherwise include any constructive, imputed or implied knowledge.

“Target Working Capital” means an amount equal to One Million Nine Hundred Fifty Thousand Dollars ($1,950,000).

“Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, transfer, gains, sales, goods and services, use, ad valorem, franchise, profits, stamp, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, surtaxes, environmental transfer taxes, social security taxes, national health contributions, pension and employment insurance contributions, customs, duties or similar fees, assessments or charges of any kind whatsoever, in each case in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

“Tax Return” means any return, declaration, report, election, notice, statement or information return and including any amendment, schedule, attachment, part, supplement, appendix and exhibit thereto, made, prepared, filed or required to be filed with any Governmental Entity, domestic or foreign, with respect to Taxes.

“Trade Compliance Laws” means any Laws applicable to the Company or its operations concerning export controls, economic sanctions, trade embargoes, boycotts, (excluding Customs Laws), including: (i) the United States Arms Export Control Act and the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130); (ii) the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774); (iii) export control laws implemented by the United States Department of Energy and Nuclear Regulatory Commission; (iv) United States anti-boycott regulations administered by the Office of Anti-boycott Compliance of the United States Department of Commerce and the Internal Revenue Service; (v) the Trading with the Enemy Act; and (vi) the economic sanctions laws and regulations implemented by United States Office of Foreign Assets Control.

“Transaction Documents” means this Agreement and each agreement, instrument, or other document attached hereto as an Exhibit and other agreements, certificates, and instruments to be executed by any of the Parties hereto in connection with or pursuant to the Agreement.

“Transaction Expenses” means the (x) fees, costs and expenses of attorneys, accountants or other third parties, in each case incurred by or for the benefit of the Stockholders or the Company at or prior to the Closing in connection with: (a) the transactions contemplated by this Agreement, (b) the due diligence conducted in anticipation of the transactions contemplated by this Agreement, (c) the negotiation, preparation and review of this Agreement (including the Schedules) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, or (d) the preparation and submission of any filing or notice required to be made or given in connection with the transactions contemplated by this Agreement and the obtaining of any Consent required to be obtained in connection with any transactions contemplated by this Agreement, including, but not limited to, (i) the legal services performed by PilieroMazza PLLC, Gallagher, Evelius & Jones LLP and Wilkins Finston Friedman Law Group (the entities listed in this clause (i), collectively, the “Law Firm”), and (ii) any broker’s or finder’s fees, and (y) and all special bonuses, transaction-related bonuses, amounts under phantom equity or retention plans or agreements, severance plans or agreements, accelerated benefits or other similar compensation payable to any officer, manager, employee, equityholder, member or Affiliate of the Company, in each case including the employer portion of all payroll or employment taxes applicable thereto, payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement (whether before or after the Closing). Notwithstanding the foregoing, any items treated as Company Indebtedness or in included the calculation of Net Working Capital shall not be considered Transaction Expenses.

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“Treasury Regulations” means regulations promulgated by the U.S. Department of Treasury.

“U.S.” or “United States” means the United States of America (including the states thereof and the District of Columbia), and its “possessions”, including Puerto Rico, the United States Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

Section 8.2 Interpretation. In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a)       reference to an Article, a Section, a Subsection or a Schedule is to an article, section, Subsection or Schedule to this Agreement;

(b)       the words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)       the word “including” and words of similar import, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope;

(d)       an accounting term not otherwise defined herein has the meaning assigned to it, and, unless otherwise specifically noted, every calculation to be made hereunder is to be made in accordance with GAAP as historically and consistently applied by the Company;

(e)       a reference to a statute includes all statutory instruments, rules and regulations made thereunder, all amendments to or restatements of the foregoing in force from time to time, and every statute or regulation that supplements, supersedes or is a successor to such statute, statutory instrument, rule or regulations (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date);

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(f)       a reference to a Person includes any successor to that Person;

(g)       a word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa; and

(h)       any reference to a document or matter being “made available to the Surviving Entity” includes: (A) the posting of such document or matter on the virtual data room to which the Surviving Entity has had access in a manner in which the presence of the posting is made known to users if the virtual data room; provided that (i) such document or matter has not since been removed from such virtual data room prior to the date hereof, unless otherwise agreed to by the Company and the Surviving Entity, and (ii) access to such documents or matters via the virtual data room shall have been granted to the Surviving Entity at least two (2) Business Days prior to the relevant date or (B) documents delivered to the Surviving Entity or its Representatives, with confirmation of receipt by the Surviving Entity or such Representatives, via electronic mail at least two (2) Business Days prior to the Closing Date.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Waiver. Any failure of the Company to comply with any of its obligations or agreements herein contained may be waived only in writing by the Surviving Entity. Any failure of the Surviving Entity to comply with any of its obligations or agreements herein contained may be waived only in writing by the Stockholders.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery; certified or registered mail, postage prepaid, return receipt requested; nationally-recognized overnight courier; or electronic mail transmission with confirmation of receipt by the intended addressee:

(a)        If to the Company (before Closing), or to the Stockholders to:

Emil Kaunitz

242 Oval Road

Manasquan, NJ 08736

Email: EKaunitz@specialtysystems.com

Telephone No.: (732) 822-6162

William Cabey

1011 Gowdy Avenue

Point Pleasant Beach, NJ 08742

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Email: bcabey@specialtysystems.com

Telephone No.: (732) 773-3901

With a copy to (which shall not constitute notice):

PilieroMazza PLLC

888 17th Street, NW

11th Floor

Washington, D.C. 20006

Attention: Kathryn L. Hickey

Email: khickey@pilieromazza.com

(b)        If to Surviving Entity or the Company (after Closing), to:

Castellum, Inc.

9812 Falls Road #299-114

Potomac, MD 20854

Attention: Jay Wright, General Counsel

Email: jwright22@msn.com

Telephone No.: 301-524-4759

With a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street NW

Washington, DC 20036

Attention: Nicole M. Islinger

Email: Nicole.islinger@pillsburylaw.com

Telephone No.: 202.663.8207

Such names and addresses may be changed by written notice to each person listed above.

Section 9.3 Governing Law.

(a)       This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of Delaware.

(b)       Any legal action or other Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Montgomery County in the State of Maryland. Each Party:

(i)       expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Montgomery County in the State of Maryland (and each appellate court located in Montgomery County in the State of Maryland), in connection with any such Proceeding;

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(ii)       agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 9.2 shall constitute effective service of such process, summons, notice or document for purposes of any such Proceeding;

(iii)       agrees that each state and federal court located in Montgomery County in the State of Maryland, shall be deemed to be a convenient forum;

(iv)       hereby waives its rights to jury trial of any claim or cause of action based upon or arising out of this Agreement. Each Party acknowledges that this waiver is a material inducement to enter into this Agreement, and that each Party will continue to rely on the waiver in their future dealings. Each Party has had the opportunity to review this waiver with legal counsel and each knowingly and voluntarily waives its jury trial rights;

(v)       agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in Montgomery County in the State of Maryland, any claim by either Party that it is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and

(vi)       agrees that the prevailing Party in such Proceeding shall be reimbursed by the other Party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

Section 9.4 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic signature), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.5 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

Section 9.7 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the Parties hereto.

Section 9.8 Binding Effect; Benefits. Except as provided in Section 7.9, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns (and, to the extent provided in Section 7.10(a) and Section 7.10(b), the other Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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Section 9.9 Severability. Any provision of this Agreement, which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.10 Assignability. No Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party. Any purported violation of this Section 9.10 shall be void.

Section 9.11 Specific Performance. The Parties agree that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of such breach or non-performance, neither Party shall interfere with, delay, obstruct, or prevent the non-breaching Party from taking, or require such Party to take, any steps prior to taking action to seek an interim and interlocutory equitable remedy (including an injunction or order for specific performance) on notice or ex parte to enforce its rights or to preserve the status quo or prevent irreparable harm and each Party covenants and agrees not to contest, object to, or otherwise oppose an application for equitable relief by the other Party in such circumstances, and waives any and all immunities from any equitable relief to which it may be entitled. Any such relief or remedy shall not be exclusive, but shall be in addition to all other available legal or equitable remedies. Each Party agrees that the provisions of this Section 9.11 are fair and reasonable in the commercial circumstances of this Agreement, and that neither Party would have entered into this Agreement but for each Party’s agreement with the provisions of this Section 9.11.

Section 9.12 Schedules. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement contained herein shall only be deemed to refer to this entire Agreement, including all Disclosure Schedules; provided, however, that information and disclosures provided in any particular Schedule shall be deemed to be disclosed and included in another Schedule as though fully set forth therein or to qualify any representation and warranty herein to the extent that it is readily evident on the face of the text of such disclosure that such disclosure applies to such other Schedule or a specific cross-reference is made. Inclusion of any item in the Disclosure Schedules shall not be deemed (a) an admission that any item is material, (b) an admission of any liability by or to any Party, or (c) to expand in any way the scope or effect of any representation or warranty.

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Section 9.13 Attorney-Client Privilege. The Surviving Entity acknowledges that, as to all communications that have occurred between or among any of the Stockholders, the Company, Holdco, or any of their respective Affiliates, on the one hand, and the Law Firm, on the other hand, to the extent such communications constitute advice for preparing or negotiating this Agreement and the transactions contemplated hereby which, immediately prior to the Closing, were an attorney-client privileged communications between such Party, on the one hand, and the Law Firm, on the other hand belong to the Stockholders, may be controlled by the Stockholders, shall not pass to or be claimed by the Surviving Entity or the Company following Closing, and shall be and remain the property of the Stockholders. Notwithstanding the foregoing, in the event that a dispute arises between the Surviving Entity and the Company, on the one hand, and a third party other than the Stockholders or any Representative or Affiliate of the Stockholders, on the other hand, the Surviving Entity and the Company may assert the attorney-client privilege to prevent disclosure of communications involving attorney-client privilege of the Company, or the Stockholders that relate to the negotiation of the transactions contemplated by this Agreement or the Transaction Documents to such third party; provided, however, that neither the Surviving Entity nor the Company may waive such privilege without the prior written consent of the Stockholders.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

CASTELLUM, INC., as Surviving Entity

By:	/s/ Mark Fuller
Name:	Mark Fuller
Title:	Chief Executive Officer

SPECIALTY SYSTEMS, INC., as Company

By:	/s/ Emil A. Kaunitz
Name:	Emil A. Kaunitz
Title:	President

KC HOLDINGS COMPANY, INC., as Holdco

By:	/s/ Emil A. Kaunitz
Name:	Emil A. Kaunitz
Title:	President

STOCKHOLDERS:

/s/ Emil A. Kaunitz
Emil Kaunitz

/s/ William Cabey
William Cabey

[Signature Page to Agreement and Plan of Merger]

Schedule A

Sample Statement

Schedule B

Closing Merger Consideration Allocation and Taxable “Boot” Allocation Methodology

Allocation of Closing Merger Consideration

The Closing Share Consideration shall be allocated between the Stockholders in accordance with each Stockholder’s Pro Rata Share.

The Closing Cash Consideration shall be allocated between the Stockholders as follows: (i) Cabey shall be allocated his Pro Rata Share of the Adjusted Closing Cash Consideration and (ii) Kaunitz shall be allocated an amount equal to the difference between his Pro Rata Share of the Adjusted Closing Cash Consideration and the Note Amount.

Taxable “Boot” Allocation Methodology

This Schedule B sets forth the Parties’ agreement with respect to which shares of Holdco Capital Stock that are outstanding immediately prior to the Effective Time are exchanged for the portion of the Merger Consideration that consists of “other property or money” within the meaning of (and for purposes of) Section 356(a)(1)(B) of the Code (and any corresponding provision of applicable state or local income tax law) (such other property or money, “Taxable Boot”). The Parties agree that, for U.S. federal (and applicable state and local) income tax purposes, the methodology set forth in this Schedule B constitutes an agreement regarding the terms of the exchange for purposes of Treasury Regulation Section 1.356-1(b) (and any corresponding provision of applicable state or local income tax law). For the avoidance of doubt, any amount treated as imputed interest in accordance with Section 2.8(c)(ii) and the amount allocated to the Restrictive Covenant Agreements pursuant to Section 7.3(h) shall, in each case, not be taken into account as Taxable Boot in the allocation methodology described below.

The Parties acknowledge and agree that:

•	Pursuant to the Pre-Closing Reorganization, (i) Kaunitz exchanged 75 shares of Company Capital Stock for 75 shares of Holdco Capital Stock (the “Kaunitz Holdco Shares”) and (ii) Cabey exchanged 25 shares of Company Capital Stock for 25 shares of Holdco Capital Stock (the “Cabey Holdco Shares”).

•	Schedule A to that certain Contribution Agreement pursuant to which the Pre-Closing Agreement was effected (the “Contribution Agreement”) sets forth the designation of which share of Holdco Capital Stock was received in exchange for each share of Company Capital Stock.

•	Each share of KC Holding Stock (as defined in the Contribution Agreement) is separately referred to in this Schedule B as a share of Holdco Capital Stock with the corresponding numerical identification assigned to such share in Schedule A to the Contribution Agreement (i.e., the share of Holdco Capital Stock that is referred to as KC Holding Share 1 in Schedule A to the Contribution Agreement is referred to in this Schedule B as Holdco Share 1, the share of Holdco Capital Stock that is referred to as KC Holding Share 16 in Schedule A to the Contribution Agreement is referred to in this Schedule B as Holdco Share 16, the share of Holdco Capital Stock that is referred to as KC Holding Share 26 in Schedule A to the Contribution Agreement is referred to in this Schedule B as Holdco Share 26, etc.). As a result, following the Pre-Closing Reorganization Cabey is the owner of Holdco Shares 1-25 and Kaunitz is the owner of Holdco Shares 26-100.

•	The overall consideration paid to each Stockholder with respect to his shares of Holdco Capital Stock pursuant to this Agreement for U.S. federal income tax purposes (taking into account any adjustment to such consideration for U.S. federal income tax purposes) shall be allocated among the shares of Holdco Capital Stock held by such Stockholder in a manner that causes the amount realized by such Stockholder for U.S. federal income tax purposes with respect to each of his shares of Holdco Capital Stock to be equal (such amount with respect to such Stockholder, the “Per Share Tax Consideration”).

•	To the extent that any portion of the overall consideration received by Cabey pursuant to this Agreement for U.S. federal income tax purposes consists of Taxable Boot, such Taxable Boot will be allocated first to (and deemed to have been paid to Cabey in exchange for) the Cabey Holdco Shares in numerical order (based on their numerical designation in this Schedule B and beginning with Holdco Share 1), in each case, up to the amount of Cabey’s Per Share Tax Consideration with respect to such Cabey Holdco Share. The remaining consideration received by Cabey following the allocation of such Taxable Boot will be allocated to (and deemed to have been paid to Cabey in exchange for) the remaining Cabey Holdco Shares in a manner that causes each such Cabey Holdco Share to have been exchanged for an amount equal to Cabey’s Per Share Tax Consideration. In the event of any adjustment to the overall consideration paid pursuant to this Agreement for U.S. federal income tax purposes, the allocation of Taxable Boot to the Cabey Holdco Shares shall be adjusted as appropriate, applying the principles set forth above.

•	To the extent that any portion of the overall consideration received by Kaunitz pursuant to this Agreement for U.S. federal income tax purposes consists of Taxable Boot, such Taxable Boot will be allocated first to (and deemed to have been paid to Kaunitz in exchange for) the Kaunitz Holdco Shares in numerical order (based on their numerical designation in this Schedule B and beginning with Holdco Share 26), in each case, up to the amount of Kaunitz’s Per Share Tax Consideration with respect to such Kaunitz Holdco Share. The remaining consideration received by Kaunitz following the allocation of such Taxable Boot will be allocated to (and deemed to have been paid to Kaunitz in exchange for) the remaining Kaunitz Holdco Shares in a manner that causes each such Kaunitz Holdco Share to have been exchanged for an amount equal to Kaunitz’s Per Share Tax Consideration. In the event of any adjustment to the overall consideration paid pursuant to this Agreement for U.S. federal income tax purposes, the allocation of

Taxable Boot to the Kaunitz Holdco Shares shall be adjusted as appropriate, applying the principles set forth above.

•	Neither the Surviving Entity nor any Affiliate (i) makes any representations regarding the validity of the allocation methodology set forth in this Schedule B or (ii) shall be responsible for any loss suffered by either Kaunitz or Cabey as a result of the IRS or any other Governmental Entity disagreeing with the application of the allocation methodology set forth in this Schedule B.

The allocation methodology described above is illustrated in the following example.

Example: Assume that the overall consideration received by the Stockholders pursuant to this Agreement for U.S. federal income tax purposes is as follows:

•	Cabey receives $4 million, with $1.5 million of that consideration consisting of cash (i.e., Taxable Boot) and $2.5 million consisting of Surviving Entity Common Stock.

•	Kaunitz receives $11.6 million, with $4.1 million of that consideration consisting of cash (i.e., Taxable Boot) and $7.5 million of that consideration consisting of Surviving Entity Common Stock.

Under these facts, (i) the Per Share Tax Consideration for Cabey’s Holdco Capital Stock is $160,000 (i.e., $4 million, divided by 25 shares) and (ii) the Per Share Tax Consideration for Kaunitz’s Holdco Capital Stock is $154,666.67 (i.e., $11.6 million, divided by 75 shares).

$160,000 of Taxable Boot is allocated to (and Cabey is deemed to have been paid such amount in cash for) each of Holdco Shares 1-9. Cabey is deemed to have exchanged Holdco Share 10 for $60,000 of Taxable Boot (the remaining Taxable Boot allocated to Cabey after the allocation of Taxable Boot to Holdco Shares 1-9) and $100,000 of Surviving Entity Common Stock.

Cabey is deemed to have exchanged each of Holdco Shares 11-25 solely for an amount of Surviving Entity Common Stock equal to the Per Share Tax Consideration for Cabey’s Holdco Capital Stock.

$154,666.67 of Taxable Boot is allocated to (and Kaunitz is deemed to have been paid such amount in cash for) each of Holdco Shares 26-51. Kaunitz is deemed to have exchanged Holdco Share 52 for $78,666.58 of Taxable Boot (the remaining Taxable Boot allocated to Kaunitz after the allocation of Taxable Boot to Holdco Shares 26-51) and $76,000.09 of Surviving Entity Common Stock. Kaunitz is deemed to have exchanged each of Holdco Shares 53-100 solely for an amount of Surviving Entity Common Stock equal to the Per Share Tax Consideration for Kaunitz’s Holdco Capital Stock.

Schedule 3.1(a)(xiii)

Consents

None.